Calculation of the Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)

Notes	$250,000,000.00	$9,825.00

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.
(2)	Pursuant to Rule 457(p) under the Securities Act of 1933, filing fees of $1,171,766.90 have already been paid with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form S-3 (No. 333-134553) filed by Lehman Brothers Holdings Inc. and the other Registrants thereto on May 30, 2006, and have been carried forward, of which $9,825.00 is offset against the registration fee due for this offering and of which $1,161,941.90 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

Pricing Supplement To prospectus dated May 30, 2006 and MTN prospectus supplement dated May 30, 2006	Registration Statement no. 333-134553 Dated February 20, 2008 Rule 424(b)(2)

$250,000,000

LEHMAN BROTHERS HOLDINGS INC.

Opta Exchange-Traded Notes due February 25, 2038

Linked to the Lehman Brothers Commodity Index Pure Beta Agriculture Total Return

The Opta Exchange-Traded Notes due February 25, 2038 (the “Notes”) are linked to the Lehman Brothers Commodity Index Pure Beta Agriculture Total Return, do not guarantee any return of principal at maturity and do not pay any interest during their term. Instead, you will receive a cash payment at maturity or upon early redemption based on the performance of the Lehman Brothers Commodity Index Pure Beta Agriculture Total Return less an investor fee. The principal terms of the Notes are as follows:

Issuer:	Lehman Brothers Holdings Inc.
Issuer Ratings:	A+/A1/AA-†
Inception Date:	February 20, 2008
Initial Settlement Date:	February 25, 2008
Maturity Date:	February 25, 2038††
Term:	30 years
Index:	The Lehman Brothers Commodity Index Pure Beta Agriculture Total Return (Bloomberg Symbol: “LPAGTR”) (the “Index” and, the Lehman Brothers Commodity Index Pure Beta generally, the “LBCI Pure Beta”) is a rules-based total return index that reflects the combined returns associated with changes in prices of exchange-traded futures contracts (collectively, the “Index Contracts” and each an “Index Contract”) on eight underlying agricultural commodities, together with the “roll yields” on those Index Contracts (the price changes and roll yields together, the “excess return”) and the interest return on a hypothetical fully collateralized investment in those Index Contracts (the excess return and the interest return together, the “total return”). The eight Index Contracts that comprise the Index are the same Index Contracts included in the general Lehman Brothers Commodity Index Agriculture Total Return (“LBCI Agriculture Total Return”), and in many respects the Index is equivalent to the LBCI Agriculture Total Return in characteristics and methodologies. However, the Index differs in part from the LBCI Agriculture Total Return in that the Index applies a specific re-allocation methodology that may result in the Index investing in Index Contracts that are different than those in which the LBCI Agriculture Total Return invests for the same underlying agricultural commodities. The Index is sponsored by the Index Sponsor and calculated and published by the Index Calculation Agent.
Payment at Maturity:	If you hold your Notes to maturity, you will receive a cash payment at maturity equal to (1) the principal amount of your Notes times (2) the index factor on the final valuation date times (3) the fee factor on the final valuation date.
Secondary Market:	The Notes are listed on the American Stock Exchange (“Amex”) under the ticker symbol “EOH”. If an active secondary market in the Notes exists, we expect that investors will purchase and sell the Notes primarily in this secondary market. You should be aware that the listing of the Notes on Amex does not necessarily ensure that a liquid trading market will be available for the Notes.
Early Redemption:	Subject to the notification requirements described below, you may require us to redeem your Notes prior to maturity. If you elect to require us to redeem your Notes, you will receive a cash payment in an amount equal to the applicable early redemption value, which will equal (1) the principal amount of your Notes times (2) the index factor on the applicable valuation date times (3) the fee factor on the applicable valuation date. You must present for early redemption at least 50,000 Notes at one time in order to exercise your right to require us to redeem your Notes on any early redemption date.
Early Redemption Mechanics:	In order to effect an early redemption of your Notes, your broker or other person with whom you hold your Notes (each, a “broker/agent”) must deliver a duly completed notice of early redemption to us via email, which must be received by us no later than 11:00 a.m., New York City time, no later than the business day prior to the desired valuation date specified in the notice of early redemption (the “notice deadline date”) and follow the procedures set forth under “Description of Notes—Early

Redemption Procedures”. If you fail to comply with these procedures, your notice will be deemed ineffective and we will not redeem your Notes on the early redemption date corresponding to the valuation date specified in your notice of early redemption.
Valuation Date:	Valuation date means the trading day on which the Note calculation agent determines the amount payable on your Notes on the maturity date or an early redemption date, as the case may be. If you hold your Notes to maturity, the valuation date will be February 22, 2038††, which we refer to as the “final valuation date” (or if such day is not a trading day, the next succeeding trading day). If we redeem your Notes prior to maturity at your request, the valuation date will be the date specified in your notice of early redemption (or if such day is not a trading day, the next succeeding trading day). In each case, the valuation date is subject to postponement and adjustment due to a market disruption event, as described under “Description of Notes—Market Disruption Events”.
Early Redemption Date:	The early redemption date is the third business day following the valuation date (for the early redemption of your Notes).
No Interest Payments:	There will be no interest payments during the term of the Notes.
Initial Index Level:	190.3184, which was the closing level of the Index on the inception date.
Index Factor:	The index factor on any given day will be equal to the closing level of the Index on that day, rounded to four decimal places, divided by the initial Index level, subject to postponement and adjustment due to a market disruption event as described under “Description of Notes—Market Disruption Events”.
Trading Day:	A day, as determined in good faith by the Note calculation agent, on which the exchanges on which each of the Index Contracts is scheduled to be (or, but for the occurrence of a market disruption event, would have been) open for trading during its regular trading session (notwithstanding any such exchange closing prior to its scheduled closing time).
Index Sponsor:	Lehman Brothers Inc.
Index Calculation Agent:	Interactive Data Corporation (“IDC”)
Note Calculation Agent:	Lehman Brothers Inc.
Fee Factor:

The fee factor, determined in accordance with the formula set forth below, is equal to (x) one minus the annual investor fee, raised to the power of (y) the number of days elapsed from the inception date to and including the applicable valuation date divided by 365. The annual investor fee is equal to 0.85%.

      Number of Days Since Inception

Fee Factor = (1 – 0.0085) 365

Because the fee factor reduces the amount of your return at maturity or upon early redemption, the level of the Index must increase significantly in order for you to receive at least the principal amount of your investment at maturity or upon early redemption. If the level of the Index decreases or does not increase sufficiently, you will receive less than the principal amount of your investment at maturity or upon early redemption.
Denominations:	The Notes will be issued in denominations of $50.
CUSIP:	52522L749
ISIN:	US52522L7495

†

Lehman Brothers Holdings Inc.’s long-term senior debt is rated A+ by Standard & Poor’s, A1 by Moody’s and AA- by Fitch. A credit rating reflects the creditworthiness of Lehman Brothers Holdings Inc. and is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating. The creditworthiness of the Issuer does not affect or enhance the likely performance of the investment other than the ability of the issuer to meet its obligations.

††	Subject to postponement and adjustment in the event of a market disruption event, as described under “Description of Notes—Market Disruption Events” in this pricing supplement.

Investing in the Opta Exchange-Traded Notes due February 25, 2038 involves a number of risks. See “ Risk Factors” beginning on page PS-8 of this pricing supplement and “Risk Factors” in the MTN prospectus supplement.

The Notes do not guarantee any return of principal at maturity. YOU MAY LOSE THE ENTIRE PRINCIPAL AMOUNT OF YOUR INVESTMENT.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement, the accompanying base prospectus and MTN prospectus supplement and any other related prospectus supplements, or any other relevant terms supplement. Any representation to the contrary is a criminal offense.

We intend to sell a portion of the Notes on the inception date at 100% of their stated principal amount. The remainder of the Notes will be offered and sold from time to time at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. With respect to each Note sold, Lehman Brothers Inc. will be entitled to receive as underwriting compensation a fee equal to a portion of the annual investor fee (as described under “Description of Notes—Payment at Maturity” and “Description of Notes—Payment Upon Early Redemption”), provided that aggregate underwriting compensation will not exceed a total of 8% of proceeds. Lehman Brothers Inc. may pay selling concessions to other dealers on an annual basis (the amount of which concessions may depend on the length of time investors have held the Notes) or on an annualized basis (reflecting payment of a concession amount determined at the time of sale). Lehman Brothers Inc. and/or an affiliate may earn additional income as a result of payments pursuant to the hedges. Please see “Supplemental Plan of Distribution” in this pricing supplement for more information.

We may use this pricing supplement in the sale of Notes. In addition, Lehman Brothers Inc. or another of our affiliates may use this pricing supplement in market-making transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale or in a notice delivered at the same time as the confirmation of sale, this pricing supplement together with the base prospectus, as supplemented by the MTN prospectus supplement relating to our Series I medium-term notes of which the Notes are a part, is being used in a market-making transaction.

LEHMAN BROTHERS

February 20, 2008	MTNI682

PRICING SUPPLEMENT

Additional Terms Specific to the Notes	PS-1
Summary Information—Q&A	PS-2
Risk Factors	PS-8
Use of Proceeds; Hedging	PS-16
Valuation of the Notes	PS-17
Description of Notes	PS-19
Historical Information on the Index	PS-24
The Index	PS-26
The Lehman Brothers Commodity Index—Pure Beta	PS-29
The Lehman Brothers Commodity Index	PS-39
The Commodity Futures Markets	PS-47
Certain U.S. Federal Income Tax Consequences	PS-48
Supplemental Plan of Distribution	PS-51
Benefit Plan Investor Considerations	PS-52
2008 LBCI Contract Calendar	A-1
Notice of Early Redemption	B-1
Confirmation of Early Redemption	C-1

MTN PROSPECTUS SUPPLEMENT

Risk Factors	S-4
Description of the Notes	S-13
Supplemental United States Federal Income Tax Consequences	S-37
Certain ERISA Considerations	S-44
Plan of Distribution	S-45
Appendix A	A-1

BASE PROSPECTUS

Prospectus Summary	1
General Information	6
Cautionary Statement Regarding Forward-Looking Statements	6
Use of Proceeds	7
Ratios of Earnings to Fixed Charges and of Earnings to Combined Fixed Charges and Preferred Stock Dividends	7
Description of Debt Securities	8
Description of Warrants	19
Description of Purchase Contracts	23
Description of Preferred Stock	27
Description of Depositary Shares	30
Description of Common Stock	32
Description of Units	34
Form, Exchange and Transfer	37
Book-Entry Procedures and Settlement	38
United States Federal Income Tax Consequences	40
Plan of Distribution	54
Certain ERISA Considerations	58
Where You Can Find More Information	58
Legal Matters	59
Experts	59

ADDITIONAL TERMS SPECIFIC TO THE NOTES

Lehman Brothers Holdings Inc. has filed a registration statement (including a base prospectus) with the U.S. Securities and Exchange Commission, or SEC, for this offering. Before you invest, you should read this pricing supplement together with the accompanying base prospectus dated May 30, 2006, as supplemented by the MTN prospectus supplement dated May 30, 2006 relating to our Series I medium-term notes of which the Notes are a part. Buyers should rely upon the accompanying base prospectus and MTN prospectus supplement, this pricing supplement and any other relevant terms supplement for complete details. To the extent that there are any inconsistencies among the documents listed below, this pricing supplement shall supersede the base prospectus and the MTN prospectus supplement. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR®) at www.sec.gov, with “Lehman Brothers Holdings Inc.” as a search term or through the links below or by calling Lehman Brothers Inc. toll-free at 1-888-603-5847.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

—	MTN prospectus supplement dated May 30, 2006:

http://www.sec.gov/Archives/edgar/data/806085/000104746906007785/a2170815z424b2.htm

—	Base prospectus dated May 30, 2006:

http://www.sec.gov/Archives/edgar/data/806085/000104746906007771/a2165526zs-3asr.htm

In making your investment decision, you should rely only on the information contained or incorporated by reference in this pricing supplement and the accompanying base prospectus and MTN prospectus supplement with respect to the Notes offered and with respect to Lehman Brothers Holdings Inc. We have not authorized anyone to give you any additional or different information. The information in this pricing supplement and the accompanying base prospectus and MTN prospectus supplement and in the documents incorporated by reference therein may be accurate only as of the respective dates of each of those documents.

The Notes described in this pricing supplement are not appropriate for all investors, and involve important legal and tax consequences and investment risks, which should be discussed with your professional advisors. You should be aware that the regulations of Financial Industry Regulatory Authority, Inc. (“FINRA”) and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the Notes.

In this pricing supplement and the accompanying base prospectus and MTN prospectus supplement, “we,” “us” and “our” refer to Lehman Brothers Holdings Inc. and not to any of its subsidiaries, unless the context requires otherwise.

We are offering to sell, and are seeking offers to buy, the Notes only in jurisdictions where offers and sales are permitted. Neither this pricing supplement nor the accompanying base prospectus or MTN prospectus supplement constitutes an offer to sell, or a solicitation of an offer to buy, any Notes by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. You must (1) comply with all applicable laws and regulations in force in any jurisdiction in connection with the possession or distribution of this pricing supplement and the accompanying base prospectus or MTN prospectus supplement, and the purchase, offer or sale of the Notes and (2) obtain any consent, approval or permission required to be obtained by you for the purchase, offer or sale by you of the Notes under the laws and regulations applicable to you in force in any jurisdiction to which you are subject or in which you make such purchases, offers or sales; neither we nor the agent shall have any responsibility therefor.

SUMMARY INFORMATION – Q&A

The following is a summary of terms of the Opta Exchange-Traded Notes due February 25, 2038 (the “Notes”), as well as a discussion of considerations you should take into account when deciding whether to invest in the Notes. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this pricing supplement and the accompanying base prospectus and MTN prospectus supplement.

What are the Notes?

The Notes are senior unsecured debt obligations that are linked to the performance of the Lehman Brothers Commodity Index Pure Beta Agriculture Total Return (the “Index” and, the Lehman Brothers Commodity Index Pure Beta generally, the “LBCI Pure Beta”). The Notes will initially be issued in denominations of $50.

What does the Index measure?

The Index is a rules-based total return index that reflects the combined returns associated with changes in prices of exchange-traded futures contracts (collectively, the “Index Contracts” and each an “Index Contract”) on 8 underlying agricultural commodities, together with the “roll yields” on those Index Contracts (the price changes and roll yields together, the “excess return”) and the interest return on a hypothetical fully collateralized investment in those Index Contracts (the excess return and the interest return together, the “total return”). The eight Index Contracts that comprise the Index are also included in the general Lehman Brothers Commodity Index Agriculture Total Return (“LBCI Agriculture Total Return”), and in many respects the Index is equivalent to the LBCI Agriculture Total Return in characteristics and methodologies. However, the Index differs in part from the LBCI Agriculture Total Return in that the Index applies a specific re-allocation methodology that may result in the Index investing in Index Contracts that are different than those in which the LBCI Agriculture Total Return invests for the same underlying agricultural commodities. The Index is sponsored by the Index Sponsor and calculated and published by the Index Calculation Agent.

How do the Notes work?

If you have not elected to require us to redeem your Notes prior to maturity, you will receive a cash payment at maturity equal to (1) the principal amount of your Notes times (2) the index factor on the final valuation date times (3) the fee factor on the final valuation date. You may, subject to certain restrictions and procedures, elect to require us to redeem your Notes prior to maturity. You must present for early redemption at least 50,000 Notes at one time in order to exercise your right to require us to redeem your Notes on any early redemption date. Your broker or other financial intermediary (such as a bank or other financial institution not required to register as a broker-dealer to engage in securities transactions), but not you individually in combination with other investors, may bundle your Notes for early redemption with those of other investors to reach this minimum. If you choose to require us to redeem your Notes on an early redemption date prior to maturity, you will receive a cash payment on such date in an amount equal to the applicable early redemption value, which will equal (1) the principal amount of your Notes times (2) the index factor on the applicable valuation date times (3) the fee factor on the applicable valuation date. For a description of the requirements you must observe in order to require us to redeem your Notes, see “How do I exercise my option to require Lehman Brothers Holdings Inc. to redeem my Notes?” below.

The initial Index level is the closing level of the Index on the inception date. The index factor on any given day will be equal to the closing level of the Index on that day, rounded to four decimal places, divided by the initial Index level, subject to postponement and adjustment due to a market disruption event as described under “Description of Notes—Market Disruption Events”.

The fee factor, determined in accordance with the formula set forth below, is equal to (x) one minus the annual investor fee, raised to the power of (y) the number of days elapsed from the inception date to and including the applicable valuation date divided by 365. The annual investor fee is equal to 0.85%.

Fee Factor = (1 – 0.0085)	Number of Days Since Inception
365

As a result, if the Notes were held to maturity and purchased at 100% of their original principal amount, the Index would have to appreciate by approximately 29.2% or more in order for you to receive your principal at maturity.

The valuation date means the trading day on which the Note calculation agent determines the amount payable on your Notes on the maturity date or an early redemption date, as the case may be. If you hold your Notes to maturity, the valuation date will be

February 22, 2038††, which we refer to as the “final valuation date” (or if such day is not a trading day, the next succeeding trading day). If we redeem your Notes prior to maturity at your request, the valuation date will be the date specified in your notice of early redemption (or if such day is not a trading day, the next succeeding trading day). In each case, the valuation date is subject to postponement and adjustment due to a market disruption event, as described under “Description of Notes—Market Disruption Events”. A trading day is a day, as determined in good faith by the Note calculation agent, on which the exchanges on which each of the Index Contracts is scheduled to be (or, but for the occurrence of a market disruption event, would have been) open for trading during its regular trading session (notwithstanding any such exchange closing prior to its scheduled closing time).

The early redemption date is the third business day following the valuation date for the early redemption of your Notes.

For a further description of how your payment at maturity or upon early redemption will be calculated, see “Description of Notes” in this pricing supplement.

Because the fee factor reduces the amount of your return at maturity or upon early redemption, the level of the Index must increase significantly in order for you to receive at least the principal amount of your investment at maturity or upon early redemption. If the level of the Index decreases or does not increase sufficiently, you will receive less than the principal amount of your investment at maturity or upon early redemption.

Will I receive interest payments on the Notes?

We will not pay you interest during the term of the Notes.

How do I exercise my option to require Lehman Brothers Holdings Inc. to redeem my Notes?

To exercise your option to require us to redeem your Notes, you must instruct your broker or other person through whom you hold your Notes (each, a “broker/agent”) to take the following steps on your behalf:

—	No later than the business day prior to the desired valuation date specified in your notice of early redemption (the “notice deadline date”), your broker/agent must deliver to us via email, and we must receive no later than 11:00 a.m., New York City time, on or prior to the notice deadline date, a duly completed notice of early redemption, which is attached as Annex B to this pricing supplement. If we receive your notice by the time specified in the preceding sentence, we will respond by sending your broker/agent a form of confirmation of early redemption, which is attached as Annex C to this pricing supplement;

—	Upon receipt from us of the form of confirmation of early redemption, your broker/agent must deliver the signed confirmation of early redemption to us via facsimile in the specified form by 4:00 p.m., New York City time, on or prior to the notice deadline date. We or our affiliate must acknowledge receipt in order for your confirmation to be effective. If your notice and confirmation are received within the deadlines above on any business day on or prior to the notice deadline date, the valuation date for the early redemption of your Notes will be the date you have specified in your notice of early redemption (provided, however, that if such date is not a trading day, the valuation date will be the next succeeding trading day) and the early redemption date will be the third business day following that valuation date (in each case, subject to postponement and adjustment due to a market disruption event, as described under “Description of Notes—Market Disruption Events”);

—	On the valuation date, your broker/agent must instruct your DTC custodian to book a delivery vs. payment trade with respect to your Notes at a price equal to the applicable early redemption value, facing Lehman Brothers DTC 074; and

—	Your broker/agent must cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable early redemption date (the third business day following the valuation date).

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm through which you own your interest in the Notes in respect of such deadlines. If we do not receive your notice of early redemption by 11:00 a.m., or your confirmation of early redemption by 4:00 p.m., on or prior to the notice deadline date, your notice will not be effective on the notice deadline date and we will not redeem your Notes on the early redemption date corresponding to the valuation date specified on the notice of early redemption (or any other early redemption date, unless a duly completed and timely notice and confirmation of early redemption is delivered with respect to such other early redemption date). Any early redemption instructions for which we (or our affiliate) receive a valid confirmation in accordance with the procedures described above will be irrevocable. You may only specify a trading day from February 21, 2008 to February 21, 2038, inclusive, as the desired valuation date on your notice of early redemption.

Are the Notes listed on a stock exchange?

Yes, the Notes are listed on Amex under the ticker symbol “EOH”. If an active secondary market in the Notes exists, we expect that investors will purchase and sell the Notes primarily in this secondary market.

Are there any risks associated with my investment?

Yes, an investment in the Notes involves risks. We urge you to read the explanation of these risks in “Risk Factors” in this pricing supplement and “Risk Factors” in the MTN prospectus supplement.

What are the tax consequences of the Notes?

Investors should consider the tax consequences of investing in the Notes. No statutory, judicial or administrative authority directly addresses the characterization of the Notes or instruments similar to the Notes for United States federal income tax purposes. As a result, significant aspects of the United States federal income tax consequences of an investment in the Notes are not certain. Lehman Brothers Holdings Inc. is not requesting any ruling from the Internal Revenue Service with respect to the Notes and cannot assure you that the Internal Revenue Service will agree with the treatment described in this pricing supplement. The Internal Revenue Service could assert other characterizations that could affect the timing, amount and character of income or deductions. Lehman Brothers Holdings Inc. intends to treat, and by purchasing a Note, for all tax purposes, you agree to treat, a Note as a cash-settled financial contract, rather than as a debt instrument. You should consult your own tax advisor concerning the alternative characterizations. Neither Lehman Brothers Holdings Inc. nor any of its affiliates provide tax advice. See “Certain U.S. Federal Income Tax Consequences” in this pricing supplement.

How is the payment at maturity or upon early redemption determined?

Set forth below is an explanation of the steps necessary to calculate the payment on the Notes at maturity or upon early redemption.

Step 1: Calculate the fee factor

The fee factor, determined in accordance with the formula set forth below, is equal to (x) one minus the annual investor fee, raised to the power of (y) the number of days elapsed from the inception date to and including the applicable valuation date divided by 365.

Number of Days Since Inception
Fee Factor = (1 – 0.0085)	365

Step 2: Calculate the index factor

The index factor on any given day will be equal to the closing level of the Index on that day, rounded to four decimal places, divided by the initial Index level, subject to postponement and adjustment due to a market disruption event as described under “Description of Notes—Market Disruption Events”.

Step 3: Calculate the payment

You will receive a cash payment at maturity or upon early redemption, as applicable, equal to (1) the principal amount of your Notes times (2) the index factor on the applicable valuation date times (3) the fee factor on the applicable valuation date.

Because the fee factor reduces the amount of your return at maturity or upon early redemption, the level of the Index must increase significantly in order for you to receive at least the principal amount of your investment at maturity or upon early redemption of your Notes. If the level of the Index decreases or does not increase sufficiently, you will receive less than the principal amount of your investment at maturity or upon early redemption of your Notes.

Hypothetical Payment at Maturity

The following table illustrates the hypothetical payment at maturity per $50 Note, for a hypothetical range of circumstances which assume 400% appreciation to 60% depreciation in the closing level of the Index on the final valuation date relative to the initial Index level. The payment at maturity amounts in the table below reflect the subtraction of the annual investor fee of 0.85% per year and the initial Index level of 190.3184. The hypothetical payment at maturity examples set forth below are for illustrative purposes only are based solely on the hypothetical examples cited and should not be taken as indicative of any actual payment at maturity on the Notes; the closing levels of the Index on the final valuation date and the index factors have been chosen arbitrarily for the purpose of these examples and should not be taken as indicative of the future performance of the Index. The numbers appearing in the table and examples below have been rounded for ease of analysis.

While the following examples relate to the calculation of the payment on a $50 Note if held to maturity, fundamentally similar calculations would be made to determine the early redemption amount that would be paid to you if you exercise your right to require us to redeem your Notes prior to the maturity date under the conditions described herein, except that in the case of any early redemption, the closing level of the Index and index factor indicated in the table below would instead be determined on, and the fee factor would be calculated to and including, the applicable valuation date.

Closing Level of the Index on the Final Valuation Date	Index Factor [1]		Fee Factor [2]		Principal Amount		Payment at Maturity
951.5920	5.00	×	0.774	×	$50	=	$193.47
713.6940	3.75	×	0.774	×	$50	=	$145.10
523.3756	2.75	×	0.774	×	$50	=	$106.41
380.6368	2.00	×	0.774	×	$50	=	$77.39
285.4776	1.50	×	0.774	×	$50	=	$58.04
237.8980	1.25	×	0.774	×	$50	=	$48.37
190.3184	1.00	×	0.774	×	$50	=	$38.69
171.2866	0.90	×	0.774	×	$50	=	$34.83
152.2547	0.80	×	0.774	×	$50	=	$30.96
133.2229	0.70	×	0.774	×	$50	=	$27.09
114.1910	0.60	×	0.774	×	$50	=	$23.22
95.1592	0.50	×	0.774	×	$50	=	$19.35
76.1274	0.40	×	0.774	×	$50	=	$15.48

1	The index factor on any given day (which, for the purposes of the examples, is assumed to be the final valuation date) will be equal to the closing level of the Index on that day, rounded to four decimal places, divided by the initial Index level, subject to postponement and adjustment due to a market disruption event as described under “Description of Notes—Market Disruption Events”.

2	The fee factor is equal to (x) one minus the annual investor fee of 0.85%, raised to the power of (y) the number of days elapsed from the inception date to and including the applicable valuation date divided by 365 and as of any date will be determined as follows:

Fee Factor = (1 – 0.0085)	Number of Days Since Inception
365

The following examples illustrate how the Notes would perform in hypothetical circumstances. We have included one example in which the Index has increased by approximately 800% at maturity, as well as one example in which the Index has decreased by approximately 50% at maturity. These examples highlight how the indicative value of the Notes, and related Note performance, may change over time in different circumstances. The figures in these examples have been rounded for convenience. Figures for year 30 are as of the final valuation date, figures for year 0 are as of the inception date, and figures for each other year are as of each annual anniversary following the inception date. Based on the hypothetical figures below, a holder would receive payment at maturity per $50 Note in the amount indicated as the indicative value for year 30, calculated in accordance with the indicated formula, as described more fully above and elsewhere herein.

For purposes of these examples, N = the actual number of days elapsed from the inception date to and including the applicable valuation date. For purposes of the calculations in this table, each year is assumed to have 365 days.

Example 1:

A Year	B Index Level	C Hypothetical Index Factor	D Hypothetical Fee Factor	E Indicative Value (per $50 Note)	F Investor Fee (per $50 Note)	G Annualized Index Return	H Annualized Note Return

A	B	B / Initial Index Level	(1-0.0085)N/365	50 × C × D	(50 × C) - E	G	H
0	190.3184	1.00	1.000	$50.00	$0.00
1	157.9643	0.83	0.992	$41.15	$0.35	-17.00%	-17.71%
2	110.3847	0.58	0.983	$28.51	$0.49	-23.84%	-24.49%
3	144.6420	0.76	0.975	$37.04	$0.96	-8.74%	-9.52%
4	140.8356	0.74	0.966	$35.76	$1.24	-7.25%	-8.04%
5	133.2229	0.70	0.958	$33.54	$1.46	-6.89%	-7.68%
6	116.0942	0.61	0.950	$28.98	$1.52	-7.91%	-8.69%
7	121.8038	0.64	0.942	$30.14	$1.86	-6.18%	-6.97%
8	140.8356	0.74	0.934	$34.56	$2.44	-3.69%	-4.51%
9	156.0611	0.82	0.926	$37.97	$3.03	-2.18%	-3.01%
10	186.5120	0.98	0.918	$44.99	$4.01	-0.20%	-1.05%
11	234.0916	1.23	0.910	$55.99	$5.51	1.90%	1.03%
12	281.6712	1.48	0.903	$66.80	$7.20	3.32%	2.44%
13	314.0254	1.65	0.895	$73.83	$8.67	3.93%	3.04%
14	312.1222	1.64	0.887	$72.76	$9.24	3.60%	2.72%
15	357.7986	1.88	0.880	$82.70	$11.30	4.30%	3.41%
16	390.1527	2.05	0.872	$89.41	$13.09	4.59%	3.70%
17	466.2801	2.45	0.865	$105.95	$16.55	5.41%	4.52%
18	477.6992	2.51	0.858	$107.62	$17.88	5.25%	4.35%
19	529.0852	2.78	0.850	$118.19	$20.81	5.53%	4.63%
20	609.0189	3.20	0.843	$134.89	$25.11	5.99%	5.09%
21	685.1462	3.60	0.836	$150.46	$29.54	6.29%	5.39%
22	744.1449	3.91	0.829	$162.03	$33.47	6.39%	5.49%
23	808.8532	4.25	0.822	$174.62	$37.88	6.49%	5.59%
24	936.3665	4.92	0.815	$200.43	$45.57	6.86%	5.96%
25	1,073.3958	5.64	0.808	$227.81	$54.19	7.16%	6.25%
26	1,166.6518	6.13	0.801	$245.49	$61.01	7.22%	6.31%
27	1,210.4250	6.36	0.794	$252.54	$65.46	7.09%	6.18%
28	1,322.7129	6.95	0.787	$273.62	$73.88	7.17%	6.26%
29	1,463.5485	7.69	0.781	$300.18	$84.32	7.29%	6.38%
30	1,712.8656	9.00	0.774	$348.33	$101.67	7.60%	6.68%

Example 2:

A Year	B Index Level	C Hypothetical Index Factor	D Hypothetical Fee Factor	E Indicative Value (per $50 Note)	F Investor Fee (per $50 Note)	G Annualized Index Return	H Annualized Note Return

A	B	B / Initial Index Level	(1-0.0085)N/365	50 × C × D	(50 × C) - E	G	H
0	190.3184	1.00	1.000	$50.00	$0.00
1	175.0929	0.92	0.992	$45.61	$0.39	-8.00%	-8.78%
2	148.4484	0.78	0.983	$38.34	$0.66	-11.68%	-12.43%
3	176.9961	0.93	0.975	$45.32	$1.18	-2.39%	-3.22%
4	199.8343	1.05	0.966	$50.74	$1.76	1.23%	0.37%
5	218.8662	1.15	0.958	$55.10	$2.40	2.83%	1.96%
6	190.3184	1.00	0.950	$47.50	$2.50	0.00%	-0.85%
7	194.1248	1.02	0.942	$48.04	$2.96	0.28%	-0.57%
8	190.3184	1.00	0.934	$46.70	$3.30	0.00%	-0.85%
9	186.5120	0.98	0.926	$45.38	$3.62	-0.22%	-1.07%
10	184.6088	0.97	0.918	$44.53	$3.97	-0.30%	-1.15%
11	178.8993	0.94	0.910	$42.79	$4.21	-0.56%	-1.41%
12	209.3502	1.10	0.903	$49.64	$5.36	0.80%	-0.06%
13	184.6088	0.97	0.895	$43.41	$5.09	-0.23%	-1.08%
14	192.2216	1.01	0.887	$44.81	$5.69	0.07%	-0.78%
15	178.8993	0.94	0.880	$41.35	$5.65	-0.41%	-1.26%
16	169.3834	0.89	0.872	$38.82	$5.68	-0.73%	-1.57%
17	171.2866	0.90	0.865	$38.92	$6.08	-0.62%	-1.46%
18	165.5770	0.87	0.858	$37.30	$6.20	-0.77%	-1.61%
19	226.4789	1.19	0.850	$50.59	$8.91	0.92%	0.06%
20	184.6088	0.97	0.843	$40.89	$7.61	-0.15%	-1.00%
21	169.3834	0.89	0.836	$37.20	$7.30	-0.55%	-1.40%
22	167.4802	0.88	0.829	$36.47	$7.53	-0.58%	-1.42%
23	156.0611	0.82	0.822	$33.69	$7.31	-0.86%	-1.70%
24	152.2547	0.80	0.815	$32.59	$7.41	-0.93%	-1.77%
25	142.7388	0.75	0.808	$30.29	$7.21	-1.14%	-1.98%
26	138.9324	0.73	0.801	$29.24	$7.26	-1.20%	-2.04%
27	131.3197	0.69	0.794	$27.40	$7.10	-1.36%	-2.20%
28	123.7070	0.65	0.787	$25.59	$6.91	-1.53%	-2.36%
29	129.4165	0.68	0.781	$26.54	$7.46	-1.32%	-2.16%
30	95.1592	0.50	0.774	$19.35	$5.65	-2.28%	-3.11%

RISK FACTORS

Your investment in the Notes will involve certain risks. The Notes do not pay interest or guarantee any return of principal at, or prior to, maturity. Investing in the Notes is not equivalent to investing directly in any of the futures contracts or commodities underlying the Index. In addition, your investment in the Notes entails other risks not associated with an investment in conventional debt securities. You should consider carefully the following discussion of risks as well as the other information contained in this pricing supplement, the accompanying MTN prospectus supplement and base prospectus or incorporated by reference before you decide that an investment in the Notes is suitable for you. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the Notes in light of your particular circumstances.

RISKS RELATED TO THE NOTES

Your Investment in the Notes May Result in a Loss

You will not receive any periodic interest payments on the Notes, and the Notes are not principal protected and therefore do not guarantee a return of principal at maturity or upon an early redemption date, as the case may be. The return on the Notes is linked to the performance of the Index and will depend on (1) whether, and the extent to which, the closing level of the Index on the applicable valuation date (including the final valuation date) exceeds the initial Index level and (2) the fee factor on the applicable valuation date (including the final valuation date). As a result, if the Notes were held to maturity and purchased at 100% of their original principal amount, the Index would have to appreciate by approximately 29.2% or more in order for you to receive your principal at maturity. IF THE INDEX DECLINES, YOU MAY LOSE UP TO 100% OF YOUR INVESTMENT IN THE NOTES.

Even if the Level of the Index at Maturity or Upon Early Redemption Exceeds the Initial Index Level, You May Receive Less Than the Principal Amount of Your Notes

Because the fee factor reduces the amount of your return at maturity or upon early redemption, the level of the Index must increase significantly (by approximately 29.2% or more, assuming you purchased the Notes at 100% of their original principal amount and held the Notes to maturity) in order for you to receive at least the principal amount of your investment at maturity or upon an early redemption date, as the case may be. If the level of the Index decreases or does not increase sufficiently to offset the fee factor, you will receive less than the principal amount of your investment at maturity or upon an early redemption date, as the case may be. Furthermore, since the fee factor is accumulated on a daily basis, the longer your Notes have been outstanding, the greater the extent to which the fee factor will reduce the returns on your Notes.

There Are Restrictions on the Number of Notes We Will Redeem on any Early Redemption Date and There Are Procedures You Must Follow in Order to Exercise Your Early Redemption Option

You must present for early redemption at least 50,000 Notes at one time in order to exercise your right to require us to redeem your Notes on any early redemption date. We will only redeem your Notes on an early redemption date if we receive a notice of early redemption from you by no later than 11:00 a.m. and a confirmation of early redemption by no later than 4:00 p.m., in each case, no later than the business day prior to the desired valuation date specified in the notice of early redemption (the “notice deadline date”) and follow the procedures set forth under “Description of Notes—Early Redemption Procedures”. If you comply with these procedures, the valuation date for the early redemption of your Notes will be the date specified in your notice of early redemption (unless such date is not a trading day, in which case the valuation date will be the next succeeding trading day) and the early redemption date will be the third business day following that valuation date (in each case, subject to postponement and adjustment due to a market disruption event, as described under “Description of Notes—Market Disruption Events”). If we do not receive your notice of early redemption by 11:00 a.m., or your confirmation of early redemption by 4:00 p.m., on or prior to the notice deadline date, your notice will not be effective on the notice deadline date and we will not redeem your Notes on the early redemption date corresponding to the valuation date specified in your notice of early redemption (or any other early redemption date, unless a duly completed and timely notice and confirmation of early redemption is delivered with respect to such other early redemption date). Your notice of early redemption and confirmation of early redemption will not be effective until we confirm receipt. See “Description of Notes—Early Redemption Procedures” for more information. You will have no right to require us to redeem your Notes on the day on which the Notes mature.

You Will Not Know the Early Redemption Value of the Notes at the Time You Elect to Require Us to Redeem Your Notes

Because an election to require us to redeem your Notes is irrevocable and a confirmation of early redemption must be received by us no later than 4:00 p.m. on the business day prior to the applicable valuation date, you will not know the early redemption value at the time that you must decide whether or not to exercise your early redemption rights on your Notes. As a result, you will be exposed to market risk in the event the market fluctuates after we confirm your notice of election to exercise your early redemption rights.

Many Economic and Market Factors Will Impact the Value of the Notes; these Factors Interrelate in Complex Ways and the Effect of any One Factor May Offset or Magnify the Effect of Another Factor

In addition to the level of the Index on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

—	supply and demand for the Notes, including inventory positions with any market maker;

—

the market price of the Index Contracts or the commodities underlying the Index Contracts and expected future prices of the Index Contracts or the commodities underlying the Index Contracts (as reflected in the monthly “roll yield” in the Index Contracts);

—	the volatility or expected volatility of the Index, the Index Contracts or the commodities underlying the Index Contracts;

—	the time to maturity of the Notes (and any associated “time premium”);

—	interest rates in the market generally;

—	a variety of economic, financial, political, regulatory, geographical, agricultural, meteorological or judicial events; and

—	the credit ratings of Lehman Brothers Holdings Inc.

These factors interrelate in complex ways, and the effect of one factor on the market value of your Notes may offset or enhance the effect of another.

The Return on Your Notes Will Only Reflect the Level of the Index on the Applicable Valuation Date

Because the payment at maturity or upon early redemption will be determined based on the index factor calculated using the Index closing level, rounded to four decimal places, on the applicable valuation date, which is a single trading day prior to maturity or the early redemption date, as applicable, the level of the Index at other times during the term of the Notes will not impact the amount payable on the Notes upon early redemption or at maturity. Accordingly, the amount payable at maturity or upon early redemption will not increase as a result of any increase in the level of the Index on any date during the term of the Notes other than on the applicable valuation date. This difference could be particularly large if there is a significant decrease in the level of the Index prior to the relevant valuation date or if there is significant volatility in the Index closing level during the term of the Notes, especially on dates near the applicable valuation date.

There May Not Be an Active Trading Market in the Notes, and the Liquidity of any Market for the Notes May Vary Materially Over Time

Although the Notes are listed on Amex, there can be no assurance that a secondary market for the Notes will exist at any time. Certain affiliates of Lehman Brothers Holdings Inc. may engage in limited purchase and resale transactions in the Notes, although they are not required to do so. If they decide to engage in such transactions, they may stop at any time. We are not required to maintain any listing of the Notes on Amex or any other exchange.

As stated on the cover of this pricing supplement, we intend to sell a portion of the Notes on the issuance date, and the remainder of the Notes will be offered and sold from time to time through Lehman Brothers Inc., our affiliate, as agent. Also, the number of Notes outstanding or held by persons other than our affiliates could be reduced at any time due to early redemptions of the

Notes. Accordingly, the liquidity of the market for the Notes, if any, could vary materially over the term of the Notes. While you may elect to require us to redeem your Notes prior to maturity, early redemption is subject to the conditions and procedures described elsewhere in this pricing supplement, including the condition that you must present for early redemption at least 50,000 Notes at one time in order to exercise your right to require us to redeem your Notes on any early redemption date.

The Tax Consequences of an Investment in the Notes are Uncertain

Investors should consider the tax consequences of investing in the Notes. No statutory, judicial or administrative authority directly addresses the characterization of the Notes or instruments similar to the Notes for United States federal income tax purposes. As a result, significant aspects of the United States federal income tax consequences of an investment in the Notes are not certain. Lehman Brothers Holdings Inc. is not requesting any ruling from the Internal Revenue Service with respect to the Notes and cannot assure you that the Internal Revenue Service will agree with the treatment described in this pricing supplement. The Internal Revenue Service could assert other characterizations that could affect the timing, amount and character of income or deductions. Lehman Brothers Holdings Inc. intends to treat, and by purchasing a Note, for all tax purposes, you agree to treat, a Note as a cash-settled financial contract, rather than as a debt instrument. You should consult your own tax advisor concerning the alternative characterizations. Neither Lehman Brothers Holdings Inc. nor any of its affiliates provide tax advice. See “Certain U.S. Federal Income Tax Consequences” in this pricing supplement.

Potential Conflicts of Interest May Exist Between You and the Calculation Agent and Between You and Certain Third Parties

Lehman Brothers Inc., one of our affiliates, will act as a calculation agent with respect to the Notes. The Note calculation agent will determine, among other things, the initial Index level, the closing level of the Index on any valuation date, the index factor, the fee factor and the amount that we will pay you at maturity or upon early redemption. The Note calculation agent will also be responsible for determining whether a market disruption event has occurred, whether the Index has been discontinued and whether there has been a material change in the method of calculation of the Index. In performing these duties, Lehman Brothers Inc. may have interests adverse to the interests of the holders of the Notes, and such adverse interests may affect the return on your Notes, particularly where Lehman Brothers Inc., as the Note calculation agent, is entitled to exercise discretion.

Your dealer may receive a financial benefit for each additional year you retain your Notes if Lehman Brothers Inc. pays the dealer a selling concession that depends on the length of time you have held your Notes. Please see “Supplemental Plan of Distribution” in this pricing supplement.

Lehman Brothers Holdings Inc. Employees Holding the Notes Must Comply With Policies That Limit Their Ability to Trade the Notes and May Affect the Value of Their Notes

If you are an employee of Lehman Brothers Holdings Inc. or one of its affiliates, you may acquire the Notes only in compliance with all of our internal policies and procedures. Because these policies and procedures limit the dates and times that you may transact in the Notes, you may not be able to purchase any Notes described in the relevant terms supplement from us and your ability to trade or sell any such Notes in the secondary market may be limited.

RISKS RELATED TO THE INDEX

An Investment in the Notes Linked to the Index Carries the Risks Associated With the LBCI Pure Beta Re-Allocation Methodology

The Index is a total return index that re-allocates the underlying Index Contracts on a quarterly basis to a series of forward contracts in the standard LBCI Contract Calendar of successive one-month increments, or “Forward Allocations”, using the re-allocation methodology of the LBCI Pure Beta. This re-allocation methodology seeks both to mitigate distortions in the commodity markets associated with investment flows and supply disruptions, among others, and to underweight commodities that have been in contango and overweight commodities that have been in backwardation, offering the potential to minimize negative roll yield. If the re-allocation methodology does not achieve the expected objectives, the value of the Notes may be adversely affected. No assurance can be given that the strategy used to construct the Index will be successful or that the Index will outperform any alternative index or strategy that might be constructed from the underlying Index Contracts. In addition, the re-allocation methodology likely will result in different levels and returns for the Index relative to the LBCI Agriculture Total Return, and no assurance can be given that the Index will outperform the LBCI Agriculture Total Return.

Prices of the Agricultural Commodities Underlying the Index Contracts Change Unpredictably, Which May Affect the

Index Level and the Value of Your Notes in Unforeseeable Ways

Because the Index is the agriculture-only element of the LBCI Pure Beta Total Return, the level of the Index will be primarily determined by current and expected future prices of the Index Contracts representing specified physical agricultural commodities, which are primarily influenced by the global supply of, and demand for, such agricultural commodities. For 2008, the commodities underlying the Index Contracts include corn, soybean, soybean meal, soybean oil, wheat, coffee cotton and sugar. Trading in the Index Contracts and the commodities underlying such Index Contracts is speculative and can be extremely volatile. Market prices of the Index Contracts and the commodities underlying such Index Contracts may fluctuate rapidly based on numerous factors, including:

—	changes in supply and demand relationships;

—	weather;

—	trade;

—	fiscal, monetary and exchange control programs;

—	domestic and foreign political and economic events and policies;

—	disease;

—	technological developments;

—	changes in interest rates and growth rates in the global economy; and

—	trading activities in agricultural and other commodities and related contracts, including the Index Contracts.

These factors may affect the level of the Index and the value of your Notes in varying ways, and different factors may cause the value of different Index Contracts and the commodities underlying such Index Contracts, and the volatilities of their prices, to move in inconsistent directions at inconsistent rates.

Risks Associated with the Composition of the Index may Adversely Affect the Value of your Notes

Because the Notes are linked to the Index, which reflects the return on eight different exchange-traded Index Contracts covering agricultural commodities, it will be less diversified than other funds or investment portfolios that are linked to a broader range of products and, therefore, could experience greater volatility. Additionally, the annual composition of the Index and the liquidity factors for each component Index Contract will be established based on the annual composition and liquidity factors determined for the general LBCI, which is in turn calculated in reliance upon historical commodity contract liquidity data that is subject to potential errors in data sources or other errors. Any discrepancies that require revision are not applied retroactively but will be reflected in the determinations for the Index for the following year. However, Lehman Brothers Inc., as Index Sponsor, may not discover every discrepancy. Furthermore, the Index Sponsor has no obligation to take the needs of any parties to transactions involving the Index or the LBCI Agriculture Total Return into consideration when making any changes to the Index or the general LBCI Agriculture Total Return.

An Investment in the Notes is Subject to Risks Associated with Lack of Diversification

The Notes are linked to the Index, which reflects the total returns on a group of eight futures contracts on specified agricultural commodities. Accordingly, the Notes are exposed to the risks associated with an undiversified investment in the agricultural sector. An investment linked only to the Index is likely to be more volatile than an investment linked to a broader range of products, to a diversified commodity Index, such as the LBCI, or to a broader basket of commodities and/or commodities futures contracts. Increased volatility increases the chance that the level of the Index on any valuation date will be less than the initial Index level, which would result in the payment at maturity or upon early redemption being less than, and potentially substantially less than, the principal amount of the Notes.

Higher Future Prices of the Index Contracts Relative to their Current Prices may Decrease the Level of the Index, and Therefore the Amount Payable on the Notes

The Index is composed of the Index Contracts, which are futures contracts on physical commodities, and reflects the total combined returns associated with the changes in price of the Index Contracts and the “roll yields” for those Index Contracts (the price changes and roll yield taken together constitute the “excess return”), together with the interest return on a hypothetical fully collateralized position in the Index Contracts (the excess return together with this collateral return constitute the “total return”). Unlike equities, which typically entitle the holder to a continuing stake in a corporation, and unlike owning the commodity directly, a commodity futures contract normally specifies a certain date for delivery of the underlying physical commodity. A fundamental characteristic of the Index, like other commodity indices, is that as a result of being comprised of futures contracts, the Index must be managed to ensure it does not take delivery of the commodities in question. This is achieved through a process referred to as “rolling”, under which a given Index Contract during a month in which it approaches its settlement date is rolled forward to a new contract date (i.e., the Index Contract is effectively “sold” to “buy” a longer-dated Index Contract). For further information on the roll process for the Index and the LBCI generally, see “The Lehman Brothers Commodity Index—Pure Beta—LBCI Pure Beta Return Calculations” and “The Lehman Brothers Commodity Index—LBCI Return Calculations” below.

Roll yield is generated during the roll process from the difference in price between the near-term and longer-dated futures contracts. When longer-dated contracts are priced lower than the nearer contract and spot prices, the market is in backwardation, and positive roll yield is generated when higher-priced near-term futures contracts are “sold” to “buy” lower priced longer-dated contracts. When the opposite is true and longer-dated contracts are priced higher, the market is in contango, and negative roll yields result from the “sale” of lower priced near-term futures contracts to “buy” higher priced longer-dated contracts. While many of the commodities underlying the Index Contracts have historically exhibited consistent periods of backwardation, backwardation will most likely not exist at all times. Accordingly, because the level of the Index includes the excess returns in the Index Contracts, negative “roll yields” resulting from contango markets could adversely affect the level of the Index.

Suspension or Disruptions of Market Trading in the Commodity and Related Futures Markets May Require an Adjustment to the Calculation of the Index and May Adversely Affect the Value of the Notes

The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators, and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the level of the Index and, therefore, the value of your Notes.

Certain of the events set forth above also constitute market disruption events under the terms of the Notes. To the extent any market disruption event occurs with respect to one or more Index Contracts and remains in effect on a scheduled valuation date for the Notes, the applicable valuation date for the affected Index Contracts will be postponed until the market disruption event ceases to be in effect or, if the market disruption event remains in effect for eight trading days after the valuation date, the Index level will be determined by the Note calculation agent in good faith as described below under “Description of Notes—Market Disruption Events”. In the event a valuation date is postponed, the Index level may be lower than you may have anticipated based on the last available closing level of the Index, and possibly less than the initial Index level, which may adversely affect the payment at maturity or upon early redemption or otherwise affect the value of your Notes. In addition, if a valuation date is postponed due to a market disruption event as described above (which, depending on the circumstances surrounding the market disruption event, could be a postponement of up to eight trading days), then (a) in the case of the maturity date, if the final valuation date is postponed so that it falls less than three business days prior to the maturity date, the maturity date, will be postponed to the third business day following the postponed final valuation date, or (b) in the case of any valuation date in respect of an early redemption prior to the maturity date, the early redemption date will be postponed to the third business day following the postponed valuation date. In either of such cases, settlement of the Notes will be delayed.

The Index May in the Future Include Contracts That are Not Traded on Regulated Futures Exchanges

The Index is based on the Index Contracts, which are all futures contracts traded on regulated futures exchanges (referred to in the United States as “designated contract markets”). However, it is possible that the Index could in the future include over-the-counter contracts (such as swaps and forward contracts) traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation. As a result, trading in such contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the provisions of, and the protections afforded by, the U.S. Commodity Exchange Act, or other applicable statutes and related regulations, that govern trading on regulated futures exchanges. In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories. As a result, the trading of contracts on such facilities, and the inclusion of such contracts in the Index, could present certain risks not associated with most exchange traded futures contracts, including risks related to the liquidity and price histories of the relevant contracts.

The Notes are not Directly Linked to the Index Contracts or any other Exchange-Traded Futures Contracts

The Notes are not linked directly to the Index Contracts or any other exchange-traded futures contracts. The Notes are linked to the Index, which, as described above, reflects the excess returns that are potentially available through an investment in the Index Contracts (in addition to the interest return on a hypothetical fully collateralized position in these Index Contracts). Accordingly, the return on your Notes will reflect the excess returns associated with the Index Contracts, including any positive or negative “roll yield”, and therefore will not reflect the return you would realize if the Notes were linked directly to the Index Contracts or if you actually owned the Index Contracts or other exchange-traded futures contracts for a similar period.

As Sponsor of the Index, Lehman Brothers Inc., an Affiliate of Lehman Brothers Holdings Inc., Will Have the Authority to Make Determinations in Respect of the Index that Could Create Conflicts of Interest or Materially Affect your Notes in Various Ways

As further described under “The Index”, the Index was developed, and is owned, by Lehman Brothers Inc., an affiliate of Lehman Brothers Holdings Inc., and is calculated and disseminated by IDC. Lehman Brothers Inc. is responsible for, and has determinative influence over, the composition, methodologies and maintenance of the Index. The judgments that Lehman Brothers Inc., as Index Sponsor, makes in connection with the composition, methodologies and maintenance of the Index, or that IDC makes in connection with calculating the Index in accordance with the methodologies and other judgments made by the Index Sponsor, may affect the value of the Notes, the closing Index level on one or more dates and the payment at maturity or upon early redemption. See “The Index” for additional details on the role of Lehman Brothers Inc. as Index Sponsor and IDC as Index Calculation Agent. Neither Lehman Brothers Inc., in its capacity as Index Sponsor, or IDC, in its capacity as Index Calculation Agent, has any obligation to take your interests into consideration for any reason.

The role played by Lehman Brothers Inc., as Index Sponsor, and the exercise by it of the kinds of discretion described above could represent a conflict of interest. In addition, Lehman Brothers Inc. may decide to discontinue the Index, which would mean that, if Lehman Brothers Inc., an affiliate of Lehman Brothers Holdings Inc., as Note calculation agent, determines that no successor index exists on the date when the final Index level is required to be determined, then Lehman Brothers Inc. in its capacity as Note calculation agent would have the discretion to make determinations with respect to the level of the Index, which may adversely affect the value of the Notes, the Index level and the payment at maturity or upon early redemption. See “Description of Notes—Index Adjustment” below.

Trading and Other Transactions by Affiliates of Lehman Brothers Holdings Inc. and Others in the Index Contracts and the Commodities Underlying the Index Contracts May Affect the Level of the Index

Lehman Brothers Commodity Services Inc. and certain other affiliates of Lehman Brothers Holdings Inc. actively trade the Index Contracts and options on futures contracts on the commodities underlying the Index Contracts. Lehman Brothers Commodity Services Inc. and certain other affiliates of Lehman Brothers Holdings Inc. also actively enter into or trade and market securities, swaps, options, derivatives, and related instruments that are linked to the performance of the Index, the Index Contracts or the commodities underlying the Index Contracts. Certain affiliates of Lehman Brothers Holdings Inc. underwrite or issue other securities or financial instruments indexed to the Index and related indices. Lehman Brothers Inc. and certain of its affiliates license the Index for publication or for use by unaffiliated third parties. The markets in certain of the Index Contracts may not be traded in significant volumes and may be significantly affected by trading activities, including speculators.

Trading and underwriting activities by Lehman Brothers Holdings Inc. and its respective affiliates could adversely affect the value of the Index Contracts, the commodities underlying the Index Contracts and the level of the Index, and therefore could in turn affect the return on and the value of the Notes. For instance, a market maker in a financial instrument linked to the performance of the Index may expect to hedge some or all of its position in that financial instrument. Purchase (or selling) activity in the Index Contracts or the commodities underlying the Index Contracts in order to hedge the market maker’s position in the financial instrument may affect the market price of the Index Contracts, which in turn may affect the level of the Index. With respect to any of the activities described above, none of Lehman Brothers Holdings Inc. or its respective affiliates has any obligation to take the needs of any buyers, sellers or holders of the Notes into consideration at any time.

Lehman Brothers Inc. May be Required to Replace an Index Contract if that Contract is Terminated or Replaced

Each Index Contract is a “Designated Contract” that has been selected as the reference contract for each commodity represented in the Index and the LBCI Agriculture Total Return, as described under “The Index—Index Composition and Index Contract Selection” and “The Lehman Brothers Commodity Index—Commodity Selection and Weights” below. Data concerning these Designated Contracts will be used to calculate the Index. If an Index Contract were to be terminated or replaced by an exchange, a comparable futures contract, if available, would be selected by Lehman Brothers Inc., as Index Sponsor, as a Designated Contract to replace that Index Contract. The termination or replacement of any Index Contract may have an adverse impact on the level of the Index.

Changes in the Treasury Bill Rate of Interest May Affect the Level of the Index and Your Notes

Because the level of the Index is determined, in part, by the rate of interest that could be earned on cash collateral invested in specified Treasury Bills, changes in the Treasury Bill rate of interest may affect the level of the Index and the amount payable on your Notes at maturity or upon early redemption, if any, and, therefore, the market value of your Notes. Assuming the trading prices of the Index Contracts remain constant, an increase in the Treasury Bill rate of interest will increase the level of the Index and, therefore, the value of your Notes. A decrease in the Treasury Bill rate of interest will adversely impact the level of the Index and, therefore, the value of your Notes.

Lack of Regulation by the CFTC

The Notes are debt securities that are direct obligations of Lehman Brothers Holdings Inc. The net proceeds to be received by Lehman Brothers Holdings Inc. from the sale of the Notes will not be used to purchase or sell Index Contracts, the commodities underlying the Index Contracts or other futures contracts on such commodities for the benefit of holders of the Notes. The Notes are not themselves commodity futures contracts, and an investment in the Notes does not constitute either an investment in the Index Contracts, the commodities underlying the Index Contracts or other futures contracts on such commodities, or in a collective investment vehicle that trades in the Index Contracts, the commodities underlying the Index Contracts or other futures contracts on such commodities.

Unlike an investment in the Notes, an investment in a collective investment vehicle that invests in commodities on behalf of its participants may be regulated as a commodity pool and its operator may be required to be registered with and regulated by the Commodity Futures Trading Commission (“CFTC”) as a “commodity pool operator” (“CPO”). Because the Notes are not interests in a commodity pool, the Notes will not be regulated by the CFTC as a commodity pool, Lehman Brothers Holdings Inc. will not be registered with the CFTC as a CPO, and you will not benefit from the CFTC’s or any non–U.S. regulatory authority’s regulatory protections afforded to persons who trade in commodity futures contracts or who invest in regulated commodity pools.

Because the Notes do not constitute investments by you in futures contracts traded on regulated futures exchanges, you will not benefit from the CFTC’s or any other regulatory authority’s regulatory protections afforded to persons who trade in futures contracts on a regulated futures exchange.

You Must Rely on Your Own Evaluation of the Merits of an Investment Linked to the Index and the Commodities Underlying the Index Contracts that Comprise the Index

In the ordinary course of their businesses, affiliates of Lehman Brothers Holdings Inc. may from time to time express views on expected movements in the level of the Index, the individual Index Contracts or the commodities underlying the Index Contracts. These views are sometimes communicated to clients who participate in markets in the Index Contracts or the commodities underlying the Index Contracts. However, these views, depending upon world-wide economic, political and other developments, may vary over differing time horizons and are subject to change. Moreover, other professionals who deal in markets for the Index Contracts or the commodities underlying the Index Contracts may at any time have significantly different views from those of Lehman Brothers Holdings Inc. or its affiliates. In connection with your purchase of the Notes, you should investigate the Index, the Index Contracts and the commodities underlying the Index Contracts and not rely on views which may be expressed by Lehman Brothers Holdings Inc. or its affiliates in the ordinary course of their businesses with respect to the Index or any such Index Contract or underlying commodity. With respect to any of these activities, neither Lehman Brothers Holdings Inc. nor any of its affiliates have any obligation to take into consideration the interests of holders of the Notes.

You should make such investigation as you deem appropriate as to the merits of an investment linked to the Index. Neither the offering of the Notes nor any views which may from time to time be expressed by Lehman Brothers Holdings Inc. or its affiliates in the ordinary course of their businesses with respect to the Index, individual Index Contracts or the commodities underlying the Index Contracts constitutes a recommendation as to the merits of an investment in the Notes.

USE OF PROCEEDS; HEDGING

The net proceeds we receive from the sale of the Notes will be used, in whole or in part, by us or by one or more of our affiliates in connection with hedging our obligations under the Notes. The balance of the proceeds, if any, will be used for general corporate purposes.

On or prior to the date of this pricing supplement, we, through our affiliates or others, may hedge some or all of our anticipated exposure in connection with the Notes by taking positions in the Index Contracts, or instruments whose value is derived from the Index Contracts. While we cannot predict an outcome, such hedging activity could potentially increase the closing prices of the Index Contracts as well as the initial Index level, and, therefore, effectively establish higher closing prices that the Index Contracts must achieve as of the applicable valuation date, in order for you to receive at maturity or upon early redemption of the Notes more than the amount you originally invested in the Notes. From time to time, prior to maturity of the Notes, we may pursue a dynamic hedging strategy that may involve taking long or short positions in the Index Contracts or instruments whose value is derived from the Index Contracts. Although we have no reason to believe that any of these activities will have a material impact on the prices of the Index Contracts or the value of the Notes, we cannot assure you that these activities will not have such an effect.

We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No Note holder shall have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

VALUATION OF THE NOTES

The market value of the Notes will be affected by several factors, many of which are beyond our control. We expect that generally the market value of the Notes will be affected by the level of the Index on any day more than by any other factor. Other factors that may influence the market value of the Notes include, but are not limited to, supply and demand for the Notes, the volatility of the Index, the market price of the Index Contracts, the Treasury Bill rate of interest, the volatility of commodities prices, economic, financial, political, regulatory, or judicial events that affect the level of the Index or the market price of the Index Contracts, the general interest rate environment, as well as the perceived creditworthiness of Lehman Brothers Holdings Inc. See “Risk Factors” in this pricing supplement for a discussion of the factors that may influence the market value of the Notes prior to maturity.

Indicative Value

An intraday “indicative value” meant to approximate the intrinsic economic value of the Notes will be calculated and published by Interactive Data Corporation (“IDC”) or a successor via the facilities of the Consolidated Tape Association under the ticker symbol “EOH.IV”. We use the term “indicative value” to refer to the value of the Notes at a given time determined based on the following equation:

Indicative Value = [Principal Amount per Note × (Current Index Level/Initial Index Level)] × Current Fee Factor

where:

Principal Amount per Note = $50;

Current Index Level = The most recent published level of the Index;

Initial Index Level = The closing level of Index on the inception date; and

Current Fee Factor = The most recent daily calculation of the fee factor with respect to your Notes, determined as described above.

IDC is not affiliated with Lehman Brothers Holdings Inc. and does not approve, endorse, review or recommend Lehman Brothers Holdings Inc. or the Notes.

The indicative value will be derived from sources deemed reliable, but IDC and its suppliers do not guarantee the correctness or completeness of the indicative value or other information furnished in connection with the Notes. IDC makes no warranty, express or implied, as to results to be obtained by Lehman Brothers Holdings Inc. or its affiliates, Lehman Brothers Holdings Inc.’s or its affiliates’ customers, holders of the Notes, or any other person or entity from the use of the indicative value or any data included therein. IDC makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect to the indicative value or any data included therein.

IDC, its employees, subcontractors, agents, suppliers and vendors shall have no liability or responsibility, contingent or otherwise, for any injury or damages, whether caused by the negligence of IDC, its employees, subcontractors, agents, suppliers or vendors or otherwise, arising in connection with the indicative value or the Notes, and shall not be liable for any lost profits, losses, punitive, incidental or consequential damages. IDC shall not be responsible for or have any liability for any injuries or damages caused by errors, inaccuracies, omissions or any other failure in, or delays or interruptions of, the indicative value, from whatever cause. IDC is not responsible for the selection of or use of the Index or the Notes, the accuracy and adequacy of the Index or information used by Lehman Brothers Holdings Inc. or its affiliates and the resultant output thereof.

The indicative value calculation will be provided for reference purposes only. It is not intended as a price or quotation, or as an offer or solicitation for the purchase, sale, early redemption or termination of your Notes, nor will it reflect hedging or transaction costs, credit considerations, market liquidity or bid-offer spreads. Published Index levels from the Index Calculation Agent may occasionally be subject to delay or postponement. Any such delays or postponements will affect the current Index level and therefore the indicative value of your Notes. Index levels provided by the Index Calculation Agent will not necessarily reflect the depth and liquidity of the underlying commodities markets. For this reason and others, the actual trading price of the Notes may be different from their indicative value.

As discussed under “Description of Notes—Payment Upon Early Redemption”, you may, subject to certain restrictions and procedures, choose to require us to redeem your Notes prior to maturity. If you elect to require us to redeem your Notes on a particular early redemption date, you will receive a cash payment on such date in an amount equal to the applicable early redemption value, which will equal (1) the principal amount of your Notes times (2) the index factor on the applicable valuation date times (3) the fee factor on the applicable valuation date. You must present for early redemption at least 50,000 Notes at one time in order to exercise your right to require us to redeem your Notes on any early redemption date.

DESCRIPTION OF NOTES

The following description of the terms of the Notes supplements the description of the general terms of the Notes set forth under “Description of the Notes” in the accompanying MTN prospectus supplement and “Description of Debt Securities” in the accompanying base prospectus. Capitalized terms used but not defined in this pricing supplement have the meanings assigned in the accompanying base prospectus or MTN prospectus supplement.

General

The Notes are senior unsecured debt obligations of Lehman Brothers Holdings Inc. that are linked to the LBCI Pure Beta Agriculture Total Return, referred to herein as the “Index”. The Notes are a series of securities referred to in the accompanying base prospectus and MTN prospectus supplement. The Notes will be issued by Lehman Brothers Holdings Inc. under an indenture dated September 1, 1987, as amended or supplemented from time to time, between us and Citibank, N.A., as trustee. We may, without the consent of the holders of the Notes, create and issue additional notes ranking equally with the Notes and otherwise similar in all respects so that such additional notes shall be consolidated and form a single series with the Notes. If there is substantial demand for the Notes, we may issue additional Notes frequently. We may consolidate the additional notes to form a single class with the outstanding Notes.

The Notes do not pay interest and do not guarantee any return of principal at, or prior to, maturity. Instead, at maturity or upon early redemption you will receive a payment in cash, the amount of which will vary depending on the performance of the Index.

The Notes will be issued in denominations of $50 and integral multiples thereof. The Notes will be represented by one or more permanent global notes registered in the name of DTC or its nominee, as described under “Description of the Notes—Forms of Notes” in the MTN prospectus supplement and “Description of Debt Securities—Information in the Prospectus Supplement” in the base prospectus.

We will not pay you interest during the term of the Notes.

Payment at Maturity

If you hold your Notes to maturity, you will receive a cash payment at maturity that is linked to percentage change in the level of the Index between the inception date and the final valuation date stated on the cover of this pricing supplement. Your cash payment at maturity will be equal to (1) the principal amount of your Notes times (2) the index factor on the final valuation date times (3) the fee factor on the final valuation date.

The index factor on the final valuation date will be equal to the final Index level divided by the initial Index level. The initial Index level is the closing level of the Index on the inception date and the final Index level is the closing level of the Index on the final valuation date. For purposes of this calculation, each applicable Index level will be rounded to four decimal places.

The fee factor, determined in accordance with the formula set forth below, is equal to (x) one minus the annual investor fee, raised to the power of (y) the number of days elapsed from the inception date to and including the applicable valuation date divided by 365. The annual investor fee is equal to 0.85%.

Number of Days Since Inception
Fee Factor = (1 – 0.0085)	365

Maturity Date

If the maturity date stated on the cover of this pricing supplement is not a business day, the maturity date will be the next following business day. If the final valuation date is postponed, then the maturity date will be the third business day following the postponed final valuation date. The Note calculation agent may postpone the final valuation date – and therefore the maturity date – if a market disruption event occurs or is continuing on a day that would otherwise be the final valuation date, all as described under “—Market Disruption Events” below.

In the event that payment at maturity is deferred beyond the stated maturity date due to a market disruption event, no additional interest will accrue or be payable with respect to that deferred payment.

Payment Upon Early Redemption

You may, subject to certain restrictions and procedures, elect to require us to redeem your Notes prior to maturity. If you elect to require us to redeem your Notes on a particular early redemption date, you will receive a cash payment on such date in an amount equal to the applicable early redemption value, which will equal (1) the principal amount of your Notes times (2) the index factor on the applicable valuation date times (3) the fee factor on the applicable valuation date. You must present for early redemption at least 50,000 Notes at one time in order to exercise your right to require us to redeem your Notes on any early redemption date. Your broker or other financial intermediary (such as a bank or other financial institution not required to register as a broker-dealer to engage in securities transactions), but not you individually in combination with other investors, may bundle your Notes for early redemption with those of other investors to reach this minimum. We may from time to time in our sole discretion reduce, in part or in whole, the minimum number of Notes required to effect an early redemption. Any such reduction will be applied on a consistent basis for all holders of Notes at the time the reduction becomes effective.

The index factor on the relevant valuation date is the closing level of the Index on that day divided by the initial Index level. The initial Index level is the closing level of the Index on the inception date. For purposes of any such calculation, each applicable Index level will be rounded to four decimal places.

The fee factor, determined in accordance with the formula set forth below, is equal to (x) one minus the annual investor fee, raised to the power of (y) the number of days elapsed from the inception date to and including the applicable valuation date divided by 365. The annual investor fee is equal to 0.85%.

Number of Days Since Inception
Fee Factor = (1 – 0.0085)	365

In order to effect an early redemption of your Notes, you must notify us of your election to exercise your early redemption option at least one business day prior to the applicable valuation date, as described under “— Early Redemption Procedures.” If you comply with these procedures, we will redeem your Notes on the early redemption date, which is the third business day following the applicable valuation date.

Valuation Dates

The valuation date is the trading day on which the Note calculation agent determines the amount payable on your Notes on the maturity date or an early redemption date, as the case may be. If you hold your Notes to maturity, the valuation date will be February 22, 2038, which we refer to as the “final valuation date” (or if such day is not a trading day, the next succeeding trading day). If we redeem your Notes prior to maturity at your request, the valuation date will be the date specified in your notice of early redemption (or if such day is not a trading day, the next succeeding trading day). In each case, the valuation date is subject to postponement and adjustment due to a market disruption event, as described under “Description of Notes—Market Disruption Events”.

The valuation date on which it is intended that a valuation of all of the Index Contracts (and, hence, the Index) be performed is sometimes referred to in this pricing supplement as a “scheduled valuation date.” The occurrence of market disruption events with respect to any or all of the Index Contracts may, however, result in the valuation of the Index Contracts over a period of one or more days following the scheduled valuation date, as described under “—Market Disruption Events”. The single day on which, or the last day in a period of days over which, all Index Contracts have been valued in connection with a scheduled valuation date is the “effective valuation date.” Depending on the context, references to the term “valuation date” may be references to either a scheduled valuation date or an effective valuation date. If, with respect to a scheduled valuation date, all Index Contracts are valued on a scheduled valuation date, that date will also be the effective valuation date with respect to the scheduled valuation date. In no event will any scheduled valuation date be postponed by more than eight trading days.

A “trading day” is a day, as determined in good faith by the Note calculation agent, on which the exchanges on which each of the Index Contracts is scheduled to be (or, but for the occurrence of a market disruption event, would have been) open for trading during its regular trading session (notwithstanding any such exchange closing prior to its scheduled closing time).

Early Redemption Procedures

You may, subject to the requirements described above, on any business day during the term of the Notes, exercise your option to require us to redeem your Notes. To elect to require us to redeem your Notes, you must instruct your broker or other person with whom you hold your Notes (each, a “broker/agent”) to take the following steps on your behalf:

—

No later than the business day prior to the desired valuation date specified in your notice of early redemption (the “notice deadline date”), your broker/agent must deliver to us via email, and we must receive no later than 11:00 a.m., New York City time, on or prior to the notice deadline date, a duly completed notice of early redemption, which is attached as Annex B to this pricing supplement. If we receive your notice by the time specified in the preceding sentence, we will respond by sending your broker/agent a form of confirmation of early redemption, which is attached as Annex C to this pricing supplement;

—

Upon receipt from us of the form of confirmation of early redemption, your broker/agent must deliver the signed confirmation of early redemption to us via facsimile in the specified form by 4:00 p.m., New York City time, on or prior to the notice deadline date. We or our affiliate must acknowledge receipt in order for your confirmation to be effective. If your notice and confirmation are received within the deadlines above on any business day on or prior to the notice deadline date, the valuation date for the early redemption of your Notes will be the date you have specified in your notice of early redemption (provided, however, that if such date is not a trading day, the valuation date will be the next succeeding trading day) and the early redemption date will be the third business day following that valuation date (in each case, subject to postponement and adjustment due to a market disruption event, as described under “Description of Notes—Market Disruption Events”);

—

On the valuation date, your broker/agent must instruct your DTC custodian to book a delivery vs. payment trade with respect to your Notes at a price equal to the applicable early redemption value, facing Lehman Brothers DTC 074; and

—

Your broker/agent must cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable early redemption date (the third business day following the valuation date).

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm through which you own your interest in the Notes in respect of such deadlines. If we do not receive your notice of early redemption by 11:00 a.m., or your confirmation of early redemption by 4:00 p.m., on or prior to the notice deadline date, your notice will not be effective on the notice deadline date and we will not redeem your Notes on the early redemption date corresponding to the valuation date specified on the notice of early redemption (or any other early redemption date, unless a duly completed and timely notice and confirmation of early redemption is delivered with respect to such other early redemption date). Any early redemption instructions for which we (or our affiliate) receive a valid confirmation in accordance with the procedures described above will be irrevocable. You may only specify a trading day from February 21, 2008 to February 21, 2038, inclusive, as the desired valuation date on your notice of early redemption.

Market Disruption Events

As set forth under “—Payment at Maturity” and “—Payment Upon Early Redemption” above, the Note calculation agent will determine the level of the Index on each valuation date, including the final valuation date, by reference to the closing level of the Index published by the Index Calculation Agent on that day. If a market disruption event relating to one or more Index Contracts is in effect on a scheduled valuation date, the Note calculation agent will calculate the index level for that day in good faith in accordance with the formula for and method of calculating the Index last in effect prior to commencement of the market disruption event, using:

—

for each Index Contract that did not suffer a market disruption event on the scheduled valuation date, the settlement price on the applicable Relevant Exchange of such Index Contract on the scheduled valuation date, and

—

for each Index Contract that did suffer a market disruption event on the scheduled valuation date, the settlement price of such Index Contract on the applicable Relevant Exchange on the next succeeding Index Contract trading day on which no market disruption event occurs or is continuing with respect to such Index Contract;

provided, however, that if a market disruption event has occurred or is continuing with respect to such Index Contract on each of the eight trading days following the scheduled valuation date, then (a) the eighth trading day shall be deemed the valuation date with respect to such scheduled valuation date and (b) the Note calculation agent will determine the price for any Index Contract for which a market disruption event has occurred or is continuing on such eighth trading day in its sole and absolute discretion, taking in to account the latest available quotation for the price of such Index Contract and any other information that in good faith it deems relevant.

A “market disruption event” with respect to an Index Contract means any of the following events, as determined in good faith by the Note calculation agent:

(A)	the termination or suspension of, or material limitation or disruption in the trading on the Relevant Exchange of the Index Contract;

(B)	the settlement price on the Relevant Exchange of the Index Contract has increased or decreased by an amount equal to the maximum permitted price change from the previous day’s settlement price; or

(C)	the settlement price of the Index Contract is not published by the Relevant Exchange.

Notwithstanding the foregoing, the following events will not constitute market disruption events:

(1)	a limitation on the hours in a trading day and/or number of days of trading, if it results from an announced change in the regular business hours of the Relevant Exchange; or

(2)	a decision to permanently discontinue trading in an Index Contract or options or futures contracts relating to the Index or the Index Contract.

For purposes of the above, (a) “Index Contracts” means the commodities contracts then underlying the Index or any Successor Index (as defined below); (b) “Relevant Exchange” means any organized exchange or market of trading for any futures contract (or any combination thereof) then included in the Index or any Successor Index; and (c) “Index Contract trading day” means a day, as determined in good faith by the Note calculation agent, on which the Relevant Exchange applicable to the affected Index Contracts is scheduled to be (or, but for the occurrence of a market disruption event, would have been) open for trading during its regular trading session (notwithstanding any such exchange closing prior to its scheduled closing time).

Index Unavailability Event

If an Index Unavailability Event is in effect on a scheduled valuation date (and no market disruption event with respect to any Index Contract is then in effect), the Note calculation agent will determine the closing level of the Index on that valuation date in good faith in accordance with the formula for and method of calculating the Index last in effect prior to commencement of the Index Unavailability Event using the closing price on the Relevant Exchanges of each Index Contract.

An “Index Unavailability Event” means that the Index is not calculated by the Index Sponsors or any Successor Index is not calculated and published by the sponsors thereof.

Index Adjustment

If Lehman Brothers Inc. discontinues publication of the Index prior to, and such discontinuation is continuing on, any applicable valuation date, and Lehman Brothers Inc. or another entity publishes a successor or substitute index that the Note calculation agent determines, in its sole discretion, to be comparable to the discontinued Index (such index, a “Successor Index”), then the closing index level on any valuation date will be determined by reference to the level of such Successor Index at the close of trading on the Relevant Exchange or market of the Successor Index last to close on the applicable valuation date; provided, however, that the Note calculation agent, in its sole discretion, may make such adjustments as it deems necessary to the level of the Successor Index so that the level of the Successor Index reflects the same level as that of the Index before it was discontinued. Upon any selection by the Note calculation agent of a Successor Index, the Note calculation agent will cause written notice thereof to be promptly furnished to the trustee, to the issuer and to the holders of the Notes.

If Lehman Brothers Inc. discontinues publication of the Index prior to, and such discontinuation is continuing on, any applicable valuation date, and the Note calculation agent determines, in its sole discretion, that no Successor Index is available at such time, then the Note calculation agent will determine the Index level on the applicable valuation date. The Index level will be computed by the Note calculation agent in accordance with the formula for and method of calculating the Index last in effect prior to such discontinuation, using the settlement prices on the Relevant Exchanges (or, if trading in an Index Contract has been materially suspended or materially limited, its good faith estimate of the settlement price that would have prevailed but for such suspension or limitation) at the close of trading on the applicable valuation date.

If at any time the method of calculating the Index or a Successor Index, or the level thereof, is, in the good faith judgment of the Note calculation agent, changed or modified in a material respect, the Note calculation agent may (but is not obligated to) make such adjustments to the Index or Successor Index or their respective methods of calculation as, in the good faith judgment of the Note calculation agent, may be necessary in order to arrive at a level of a commodity index comparable to the Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Note calculation agent will calculate the Index level with reference to the Index or such Successor Index as adjusted. Accordingly, if the method of calculating the Index or a Successor Index is modified or rebased so that the level of the Index or Successor Index is a fraction or multiple of what it would have been if it had not been modified or rebased, then the Note calculation agent will adjust the level of the Index or Successor Index in order to arrive at a level of the Index or Successor Index as if it has not been modified or rebased.

Events of Default and Acceleration

In case an event of default (as described in the base prospectus) with respect to any Note shall have occurred and be continuing, the amount that may be declared due and payable upon any acceleration of the Notes per $50 principal amount Note will be determined by the Note calculation agent and will be an amount in cash equal to the amount payable at maturity per $50 principal amount Note as described under “—Payment at Maturity,” calculated as if the date of acceleration were the maturity date and the third business day preceding the date of acceleration were the final valuation date. If the maturity of the Notes is accelerated because of an event of default as described above, we shall, or shall cause the Note calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the Notes as promptly as possible and in no event later than two business days after the date of acceleration.

Manner of Payment and Delivery

Any payment on or delivery of the Notes at maturity or upon early redemption will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Notes are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Business Day

A business day is any day that is not a Saturday, a Sunday or a day on which banking institutions generally are authorized or obligated by law or executive order to be closed in New York City.

Role of the Note Calculation Agent

Initially, Lehman Brothers Inc. will serve as the Note calculation agent. We may change the Note calculation agent after the original issue date of the Notes without notice. The Note calculation agent will, in its sole discretion, make all determinations regarding the value of the Notes for purposes of determining any amounts payable at maturity or upon early redemption, market disruption events, business days, trading days, the index factor, the fee factor, the default amount, the initial Index level, the closing level of the Index on any valuation date, the maturity date, early redemption dates, the amount payable in respect of your Notes at maturity or upon early redemption and any other calculations or determinations to be made by the Note calculation agent as specified herein. Absent manifest error, all determinations of the Note calculation agent will be final and binding on you and us, without any liability on the part of the Note calculation agent or the Index Calculation Agent. You will not be entitled to any compensation from us, the Note calculation agent or the Index Calculation Agent for any loss suffered as a result of any of the above determinations by the Note calculation agent or the Index Calculation Agent.

HISTORICAL INFORMATION ON THE INDEX

As the Index was launched on October 10, 2007, the Index has little trading history, and limited actual historical information on the performance of the level of the Index is available. The following graph shows (a) hypothetical daily historical levels for the Index from February 14, 2003, to October 10, 2007, calculated based on a level for the Index that was set to 100 on June 30, 2006 (to correspond to the initial levels of the general LBCI, which was set to 100 as of that date), and using the same objective criteria as will be used by the Index going forward, as well as actual observable data for the relevant Index Contracts, and (b) actual daily historical levels for the Index from October 10, 2007 to February 15, 2008.

Neither the hypothetical nor actual historical levels of the Index are indicative of the future performance of the Index, the Index closing level on any day or what the value of the Notes may be. Fluctuations in the level of the Index make it difficult to predict the Index closing level on any day and the payment at maturity or upon early redemption (and whether that payment at maturity or upon early redemption will result in a positive return on the Notes or a loss of principal). Fluctuations in the hypothetical or actual historical levels of the Index may be greater or lesser than fluctuations experienced by the holders of the Notes.

The Notes are linked to the Index, which is a variant of the general LBCI Agriculture Total Return and differs from the general LBCI Agriculture Total Return in certain significant ways, including as to the re-allocation methodologies. For a description of these differences, see “The Index” below. For illustrative purposes only, the following graph shows the pro forma and actual historical levels of the Index (prepared as described above) as compared to the historical levels of the general LBCI Agriculture Total Return. The LBCI Agriculture Total Return levels shown in the graph below reflect (a) hypothetical historical levels for the LBCI Total Return from February 14, 2003, to July 1, 2006, calculated based on the level for the LBCI Agriculture Total Return that was set to 100 on June 30, 2006, and using the same objective criteria for commodity selection and weighting as will be used by the LBCI Agriculture Total Return going forward, together with actual observable data for the relevant Index Contracts, and (b) the historical levels for the LBCI Agriculture Total Return from July 1, 2006, to February 15, 2008.

THE INDEX

Overview

The Lehman Brothers Commodity Index Pure Beta Agriculture Total Return (Bloomberg Symbol: “LPAGTR”) (the “Index” and, the Lehman Brothers Commodity Index Pure Beta generally, the “LBCI Pure Beta”) is a rules-based total return index that reflects the combined returns associated with changes in prices of exchange-traded futures contracts (collectively, the “Index Contracts” and each an “Index Contract”) on eight underlying agricultural commodities, together with the “roll yields” on those Index Contracts (the price changes and roll yields together, the “excess return”) and the interest return on a hypothetical fully collateralized investment in those Index Contracts (the excess return and the interest return together, the “total return”). The eight Index Contracts that comprise the Index are the same Index Contracts included in the general Lehman Brothers Commodity Index Agriculture Total Return (“LBCI Agriculture Total Return”), as described below, and in many respects the Index is equivalent to the LBCI Agriculture Total Return in characteristics and methodologies. However, the Index differs in part from the LBCI Agriculture Total Return, in that the Index applies a specific re-allocation methodology that may result in the Index investing in Index Contracts that are different than those in which the LBCI Agriculture Total Return invests for the same underlying agricultural commodities. The Index was launched on October 10, 2007, in conjunction with the launch of the LBCI Pure Beta, and the level of the Index was set to 100 as of June 30, 2006, to correspond to the level of the LBCI Agriculture Total Return, which was also set to 100 on June 30, 2006.

The Index is sponsored by the Index Sponsor and calculated and published by the Index Calculation Agent. The Index Calculation Agent pursuant to an agreement with the Index Sponsor, calculates and disseminates the Index level approximately every fifteen (15) seconds (assuming the Index level has changed within such fifteen-second interval) from 8:45 a.m. to 5:00 p.m. (New York City time) on each LBCI Business Day, and publishes the final Index level for each LBCI Business Day at approximately 5:00 p.m. (New York City time) on each such day. For further information on the Index returns, see “— Calculation of the Daily Index Level and Index Returns” and “The Lehman Brothers Commodity Index–Pure Beta—LBCI Pure Beta Return Calculations” below. Index levels are published via the consolidated tap system and are available on Bloomberg page “LPAGTR <INDEX>“; the closing level of the Index on each LBCI Business Day is also available on LehmanLive and from the official website of Lehman Brothers at http://www.lehman.com. The issuer is not incorporating by reference herein the website or any material included in the website. Index levels published on the consolidated tape system and displayed on Bloomberg page “LPAGTR <INDEX>“ are rounded to two decimal places. For purposes of the Index, as for the LBCI Pure Beta Total Return and the LBCI Pure Beta generally, an LBCI Business Day has the same meaning as for the general LBCI (as defined below under “The Lehman Brothers Commodity Index—Overview” below).

Index Composition

The Index is the agricultural-only element of the Lehman Brothers Commodity Index Pure Beta Total Return ( the “LBCI Pure Beta Total Return”) and is comprised solely of the agricultural Index Contracts included in the LBCI Pure Beta Total Return for each year. Lehman Brothers Inc., as Index Sponsor, has developed a number of sub-indices representing components of the LBCI Pure Beta Total Return, including the Index. The Index is also the Pure Beta variant of the general LBCI Agriculture Total Return and, since the Index Contracts included in the LBCI Pure Beta in any year will be the same Index Contracts included in the general LBCI, the Index Contracts included in the Index in any given year are also the same Index Contracts included in the general LBCI Agriculture Total Return in that year.

The Index consists of the following eight agricultural Index Contracts on the applicable Relevant Exchanges:

Commodity	Contract	Exch.	Ticker
Grains
Soybeans	Soybeans	CME Group	S
Corn	Corn	CME Group	C
Soybean Meal	Soybean Meal	CME Group	SM
Wheat	Chicago	CME Group	W
Soybean Oil	Soybean Oil	CME Group	BO
Softs
Coffee	Coffee “C”	ICE	KC
Cotton	Cotton #2	ICE	CT
Sugar	World Sugar #11	ICE	SB

Source: Lehman Brothers Inc., 2008

For a description of how contracts are selected for the LBCI and LBCI Pure Beta and a discussion of the LBCI and LBCI Pure Beta in general (including the forward allocations, the contract roll calendar and the calculation of liquidity factors), see below under “The Lehman Brothers Commodity Index—Pure Beta” and “The Lehman Brothers Commodity Index”.

                As summarized below and described in greater detail under “The Lehman Brothers Commodity Index—Pure Beta” below, the methodology for, and calculation of the return for, the Index is the same in all respects to the LBCI Pure Beta Total Return except that the Index is a sub-index of the LBCI Pure Beta Total Return comprised solely of agricultural Index Contracts, and therefore the daily weightings of the Index Contracts in the Index will differ from the weightings of those same Index Contracts in the broader LBCI Pure Beta Total Return. Similarly, the methodology for, and calculation of the return for, the LBCI Agriculture Total Return is the same in all respects to the general LBCI Total Return, as described in greater detail under “The Lehman Brothers Commodity Index”, except with respect to the weightings of the Index Contracts.

Index Weighting

Like the LBCI Pure Beta as a whole, the Index will inherit the liquidity factors determined for the general LBCI Agriculture each January, and these liquidity factors will be rolled into the Index during the January LBCI monthly roll in the same manner as for the LBCI. See “The Lehman Brothers Commodity Index—Calculating Commodity Liquidity Factors and LBCI Weights” below. However, the Index does not re-balance to the initial target weights determined for the applicable Index Contracts in the general LBCI Agriculture (other than the initial target weights at inception of the LBCI Pure Beta Agriculture and general LBCI Agriculture on January 1, 2001), nor does the Index re-weight or re-balance on any quarterly Re-allocation Date.

As with the general LBCI Agriculture, the liquidity factors will remain constant for the Index, but similar to the general LBCI Agriculture, the daily Index weightings will adjust throughout the year. However, the daily weightings for the Index will not be determined in relation to the prices of the underlying Index Contracts, but rather in relation to the levels of the applicable component excess return sub-indices for each Index Contract (with the level of each sub-index including the excess return associated with an investment in that Index Contract). See “The Lehman Brothers Commodity Index—Commodity Selection and Weights” and “The Lehman Brothers Commodity Index—Pure Beta—LBCI Pure Beta Initial Annual and Daily Weightings” below. As a result of the foregoing, the weightings of the component commodities in the Index will differ from those in the general LBCI Agriculture, perhaps substantially. The following table shows the daily weightings for both the Index and general LBCI Agriculture at February 15, 2008. These daily weightings are not necessarily indicative of the future daily weightings of any particular Index Contract, commodity or sector in either the Index or the LBCI Agriculture.

Daily Weights as of February 15, 2008

Commodity	Index Contract	LBCI Agriculture Daily Weights as of February 15, 2008	Index Weights as of February 15, 2008
Grains
Soybean	Soybean	27.32%	39.71%
Corn	Corn	19.06%	10.16%
Soybean Meal	Soybean Meal	7.07%	10.95%
Wheat	Wheat (Chicago)	10.64%	6.72%
Soybean Oil	Soybean Oil	6.35%	6.73%

Total Grains		70.45%	74.27%

Softs
Coffee	Coffee ‘C’	10.48%	4.12%
Cotton	Cotton No. 2	6.59%	3.45%
Sugar	Sugar No. 11	12.47%	18.16%

Total Softs		29.55%	25.73%

Total Index		100.00%	100.00%

Source:	Lehman Brothers Inc., 2008

By contrast, the weightings of the Index Contracts in the general LBCI Agriculture Index are re-weighted at the start of each year (implemented during the January roll period) using their average daily liquidity as of the previous November month-end. Average daily liquidity as of November 30th is converted into a commodity liquidity factor (based on contract closing prices as of the second LBCI Business Day of the year) that is held constant for each commodity after the January roll period. While the daily weightings of the LBCI Agriculture components will adjust throughout the year (even though the liquidity factor remains constant), the weighting adjustments for the LBCI Agriculture will be in response to price movements of the underlying Index Contracts (i.e., price appreciation in an Index Contract will increase the weight of that Index Contract in the Index). For a description of how contracts are weighted in the LBCI (including the calculation of liquidity factors), see “The Lehman Brothers Commodity Index—Commodity Selection and Weights” below.

The following tables show the hypothetical initial annual weights for the general LBCI Agriculture, which was launched on June 30, 2006, over the period starting from January 1, 2001 until June 30, 2006, and actual initial annual LBCI Agriculture weights as of July 1, 2006. The hypothetical and actual historical weights presented below are not necessarily indicative of the future weightings of any particular Index Contract, commodity or sector in the general LBCI Agriculture.

LBCI Agriculture Initial Annual Index Weights Since 2001

Sector & Commodity Selection			Initial Annual Index Weights (as of January 1, unless otherwise specified)
Sector/Commodity	Contract	Exch.	2008	2007	Jul 1, 2006	2006	2005	2004	2003	2002	2001

Grains
Soybeans	Soybeans	CME Group	27.80%	32.91%	34.85%	37.78%	38.39%	35.94%	33.37%	32.58%	32.87%
Corn	Corn	CME Group	18.82%	18.96%	19.60%	16.80%	17.81%	18.83%	20.15%	19.26%	18.11%
Soybean Meal	Soybean Meal	CME Group	7.61%	8.69%	8.95%	10.21%	11.19%	11.70%	11.65%	11.04%	9.89%
Wheat	Chicago	CME Group	10.78%	10.40%	10.47%	8.79%	9.05%	9.98%	10.23%	9.68%	8.51%
Soybean Oil	Soybean Oil	CME Group	6.16%	6.02%	7.14%	6.64%	7.15%	7.13%	6.48%	6.34%	7.22%

Total Grains			71.17%	76.98%	81.00%	80.23%	83.60%	83.58%	81.87%	4578.90%	76.60%
Softs
Coffee	Coffee “C”	ICE	10.44%	8.62%	7.02%	7.85%	6.18%	5.65%	6.58%	8.52%	9.64%
Cotton	Cotton #2	ICE	7.19%	5.71%	5.75%	6.10%	5.84%	6.24%	6.48%	7.41%	8.68%
Sugar	World Sugar #11	ICE	11.21%	8.69%	6.23%	5.82%	4.38%	4.52%	5.06%	5.18%	5.09%

Total Softs			28.83%	23.02%	19.00%	19.77%	16.40%	16.42%	18.13%	21.10%	23.40%

Total Index			100.0%	100.0%	100.0%	100/0%	100.0%	100.0%	100.0%	100.0%	100.0%

    Source: Lehman Brothers Inc., 2008

As time progresses the LBCI Agriculture will experience some turnover in the list of eligible commodity contracts. If a new contract becomes eligible or ceases to be eligible at the end of November based upon trailing three-year daily average liquidity, then it will enter or exit during the January weighting roll period. If a contract enters or exits the LBCI Agriculture, it will likewise enter or exit the Index.

Calculation of the Daily Index Level and Index Returns

Like the general LBCI Pure Beta Total Return and the LBCI Agriculture Total Return, the Index is a total return index. The returns for the LBCI Pure Beta Total Return are calculated in the same manner as for the general LBCI Total Return, as described under “The Lehman Brothers Commodity Index—LBCI Return

Calculations”, except that (a) the spot return for a commodity Forward Allocation on any day other than during a roll period will equal the spot return on the then-active contract under the Forward Allocation, and (b) during a roll period, the roll yield on the commodity Forward Allocation will be the roll yield from rolling between the applicable contracts under the Forward Allocation. Accordingly, the daily Index level and returns on the Index reflect:

—	Spot return – the returns associated with the percentage of the underlying Index Contracts used to price the Index before any contract rolling has occurred.

—	Excess return – the combined returns associated with the changes in price of the underlying Index Contracts together with the “roll yields” for those Index Contracts; and

—	Total return – the excess return plus an interest return on a hypothetical fully collateralized investment in the underlying Index Contracts.

Quarterly Re-Allocation to Forward Allocations

Each Index Contract in the Index re-allocates on a quarterly basis to one of twelve series of forward contracts in the standard LBCI contract calendar of successive one-month increments, or “Forward Allocations”. The next Forward Allocation for each commodity is selected quarterly on the 22nd of each January, April, July and October (or if the 22nd is not an Index Business Day, the next Index Business Day) (each such day a “Re-allocation Date”), and the selection is based on the correlations in the immediately preceding quarterly period ending on the Re-allocation Date between the daily Forward Allocation Returns for each of the then-active contracts in the twelve Forward Allocations for that commodity, and the daily Effective Spot Price Returns for that commodity, each as described below under “The Lehman Brothers Commodity Index–Pure Beta–Quarterly Re-Allocation to Forward Allocations”.

Re-Allocation Roll Mechanics

Once a Forward Allocation has been selected for an Index Contract on a Re-allocation Date using the methodology above, the Component Sub-Index then rolls between the previous Forward Allocation and the new Forward Allocation. The roll period for the Forward Allocations will begin on the first Index Business Day after the Re-Allocation Date (that is, the 23rd of each January, April, July and October, unless such day is not an Index Business Day) and continue for ten Index Business Days. During the roll period, the hypothetical position in the Index Contract is gradually shifted from the active (or “prompt”) contract in the current Forward Allocation to the contract in the new Forward Allocation in 10% daily increments. During the re-allocation roll, the return for each Index Contract will be a composite of the prompt Index Contract under the previous Forward Allocation and the prompt Index Contract under the new Forward Allocation, weighted by the percentage that has been rolled at the end of the applicable Index Business Day. The quarterly re-allocation roll, however, also overlaps the monthly roll mechanic under which the Index Contracts are rolled forward to a new contract as they approach their settlement date. The result, therefore, is a blending of the roll periods for each of the Index Contracts during each quarterly re-allocation roll period. See “The Lehman Brothers Commodity Index—LBCI Return Calculation—Commodity Roll Mechanics” and “The Lehman Brothers Commodity Index–Pure Beta–Re-Allocation Roll Mechanics” below.

THE LEHMAN BROTHERS COMMODITY INDEX—PURE BETA

Overview

The Lehman Brothers Commodity Index Pure Beta (the “LBCI Pure Beta”) was launched on October 10, 2007 and is a variant of the general Lehman Brothers Commodity Index (“LBCI”), which was launched by Lehman Brothers Inc. on July 1, 2006. The initial level of each of the LBCI and the LBCI Pure Beta was set to 100 as of June 30, 2006. The LBCI Pure Beta is a rules-based index that provides exposure to the same 20 exchange-traded futures contracts (the “Index Contracts”) on physical commodities that comprise the LBCI, but modified to apply a re-allocation methodology that seeks both to mitigate distortions in the commodity markets associated with investment flows and supply disruptions, among others, and to underweight commodities that have been in contango and overweight commodities in backwardation, offering the potential to reduce negative roll yield. Roll yield arises from the differential between the price levels of the futures contracts that an index rolls out of and those it rolls into. The LBCI and other traditional commodity indices tend to roll into “next nearby” futures contracts whereas the contracts that comprise the LBCI Pure Beta may be rolled forward into more distant contract expirations using certain allocation rules described below.

The LBCI Pure Beta, including the LBCI Pure Beta Total Return (the “LBCI Pure Beta Total Return”) and the LBCI Pure Beta Excess Return, each LBCI Pure Beta sub-index and any variations of the LBCI Pure Beta or its sub-indices, is a proprietary index that Lehman Brothers Inc., as Index Sponsor, developed and owns. IDC, as Index Calculation Agent pursuant to an agreement with the Index Sponsor, calculates and disseminates the LBCI Pure Beta Total Return level approximately every fifteen (15) seconds (assuming the LBCI Pure Beta level has changed within such fifteen-second interval) from 8:45 a.m. to 5:00 p.m. (New York City time) on each LBCI Business Day, and publishes the final LBCI Pure Beta Total Return level for each LBCI Business Day at approximately 5:00 p.m. (New York City time) on each such day. For further information on the LBCI Pure Beta returns, see “—LBCI Pure Beta Return Calculations” below. LBCI Pure Beta Total Return levels are published via the consolidated tape system and are available on Bloomberg page “LBPBTR <INDEX>“; the closing level of the LBCI Pure Beta Total Return is also available on LehmanLive and from the official website of Lehman Brothers at http://www.lehman.com. The issuer is not incorporating by reference herein the website or any material included in the website. For purposes of the LBCI Pure Beta Total Return and the LBCI Pure Beta generally, an LBCI Business Day has the same meaning as for the general LBCI (as defined below under “The Lehman Brothers Commodity Index—Overview” below).

Except as discussed below, the LBCI Pure Beta is equivalent in characteristics and methodologies to the general LBCI. For further information on these characteristics and methodologies, see “The Lehman Brothers Commodity Index” below.

Index Composition and Index Contract Selection

The Index Contracts included in the LBCI Pure Beta in any year will be the same Index Contracts included in the general LBCI, which Index Contracts in turn are selected based on the liquidity criteria described in “The Lehman Brothers Commodity Index—Commodity Selection and Weights—Selecting Commodities for the LBCI Based on Liquidity”.

The 20 commodities currently represented by Index Contracts in both the LBCI generally and the LBCI Pure Beta are: crude oil, heating oil, natural gas, unleaded gas, aluminum, copper, nickel, zinc, gold, silver, lean hogs, live cattle, corn, soybean, soybean meal, soybean oil, wheat, coffee, cotton and sugar. The LBCI and the LBCI Pure Beta each contain four major sectors: energy, metals, agriculture, and livestock. Within metals, there are additional sub-sectors for industrial metals and precious metals. Within agriculture there are sub-sectors for grains and softs.

Quarterly Re-Allocation to Forward Allocations

The principal difference between the LBCI Pure Beta and the general LBCI is the applicable Index Contracts in which the index is invested from time to time, and the fact that the LBCI Pure Beta re-allocates on a quarterly basis to potentially different Index Contract months. In particular, while the general LBCI at any given time is comprised of the next nearby futures contracts on the included commodities, or the next nearby contract in which there is sufficient liquidity (as described under “The Lehman Brothers Commodity Index—LBCI Return Calculations—Commodity Roll Mechanics” below), the LBCI Pure Beta re-allocates the Index Contract for each commodity in which it is invested on a quarterly basis to one of the eligible contracts for the next twelve consecutive months under the LBCI Contract Calendar, following the “Forward Allocation” methodology described below.

In the LBCI Pure Beta, the next Forward Allocation for each commodity is selected quarterly on the 22nd of each January, April, July and October (or if the 22nd is not an LBCI Business Day, the next LBCI Business Day) (each such day a “Re-allocation

Date”), and the selection is based on the correlations between the daily Forward Allocation Returns for each of the then-active contracts in the twelve Forward Allocations for that commodity, and the daily Effective Spot Price Returns for that commodity, in each case as described below, in the immediately preceding quarterly period ending on the Re-allocation Date.

Forward Allocations

Each Forward Allocation represents a series of forward contracts in the standard LBCI Contract Calendar of successive one-month increments up to a limit of 12 months (with Forward Allocation 1 being the series starting with the then-active forward contract in the standard LBCI Contract Calendar). For a description of the LBCI Contract Calendar, see “The Lehman Brothers Commodity Index—LBCI Return Calculations—LBCI Contract Calendar”. In effect, for any given commodity futures contract in the LBCI in any given month, Forward Allocation 1 of the LBCI Pure Beta will reference the series of contracts in which the general LBCI is invested, while Forward Allocations 2 through 12 will reference those series of contracts in which the general LBCI will be invested beginning in each of the next 11 succeeding months.

For instance, below is the standard roll schedule for Natural Gas under the LBCI Contract Calendar (represented by the Henry Hub natural gas contract traded on NYMEX under ticker symbol “NG”):

	Jan(F)	Feb(G)	Mar(H)	Apr(J)	May(K)	Jun(M)	Jul(N)	Aug(Q)	Sep(U)	Oct(V)	Nov(X)	Dec(Z)

NG Regular LBCI Roll	G/H	H/J	J/K	K/M	M/N	N/Q	Q/U	U/V	V/X	X/Z	Z/F	F/G

Based on the standard LBCI Contract Calendar above, the following table indicates each of Forward Allocations 1 through 12 of the NG contract, illustrating how each of the Forward Allocations is a shifting series of forward contracts in the regular LBCI Contract Calendar of successive one-month increments. Note that, under the general LBCI Contract Calendar, contracts are rolled on a monthly basis (when applicable) on the sixth through tenth LBCI Business Days in each month. Thus for purposes of determining Forward Allocations in the LBCI Pure Beta, which as stated above are evaluated on the 22nd of each January, April, July and October (or if the 22nd is not an LBCI Business Day, the next LBCI Business Day), the applicable contract in the Forward Allocation will always be the second contract of any monthly pair in the LBCI Contract Calendar.

	Jan(F)	Feb(G)	Mar(H)	Apr(J)	May(K)	Jun(M)	Jul(N)	Aug(Q)	Sep(U)	Oct(V)	Nov(X)	Dec(Z)
NG Regular LBCI Roll	G/H	H/J	J/K	K/M	M/N	N/Q	Q/U	U/V	V/X	X/Z	Z/F	F/G

Forward Allocation 1	H	J	K	M	N	Q	U	V	X	Z	F	G

Forward Allocation 2	J	K	M	N	Q	U	V	X	Z	F	G	H

Forward Allocation 3	K	M	N	Q	U	V	X	Z	F	G	H	J

Forward Allocation 4	M	N	Q	U	V	X	Z	F	G	H	J	K

Forward Allocation 5	N	Q	U	V	X	Z	F	G	H	J	K	M

Forward Allocation 6	Q	U	V	X	Z	F	G	H	J	K	M	N

Forward Allocation 7	U	V	X	Z	F	G	H	J	K	M	N	Q

Forward Allocation 8	V	X	Z	F	G	H	J	K	M	N	Q	U

Forward Allocation 9	X	Z	F	G	H	J	K	M	N	Q	U	V

Forward Allocation 10	Z	F	G	H	J	K	M	N	Q	U	V	X

Forward Allocation 11	F	G	H	J	K	M	N	Q	U	V	X	Z

Forward Allocation 12	G	H	J	K	M	N	Q	U	V	X	Z	F

For instance, if as of March the active contract in the standard LBCI Contract Calendar is the May contract (K), in Forward Allocation 3 the active contract in March is the July contract (N) (the contract the general LBCI would be invested in for May) and in Forward Allocation 5 the active contract in March is the September contract (U) (the contract the general LBCI would be invested in for July).

Selection of the Applicable Forward Allocation

As stated above, the LBCI Pure Beta re-allocates among Forward Allocations quarterly on each Re-allocation Date, with the applicable Forward Allocation determined individually for each commodity represented in the LBCI Pure Beta. The Forward Allocation selected for each commodity is determined based on the correlations between (1) the daily Forward Allocation Returns for each of the Index Contracts that are the then-active contracts under each of the twelve Forward Allocations for that commodity, and (2) the daily Effective Spot Price Returns for that commodity. The calculations for the daily Forward Allocation Returns and the daily Effective Spot Price Return for any commodity are described below.

The applicable quarterly period is in each case the period from and including the first LBCI Business Day following the last Re-allocation Date to and including the current Re-allocation Date.

Effective Spot Price Return

The Effective Spot Price Return for any Index Contract is calculated on each LBCI Business Day, and for any LBCI Business Day is equal to the appreciation and/or depreciation in the Effective Spot Price from the price on the first LBCI Business Day in the trailing 3-month period ending on the applicable LBCI Business Day to the price on the applicable LBCI Business Day.

For purposes of calculating the Effective Spot Price Return for any commodity as described above, the Effective Spot Price for any LBCI Business Day is the weighted average price calculated using each Index Contract for that commodity in the 0- to 12-month measurement period (that is, the next nearby month contract plus the contract for each of the next 11 months). The weighted average spot price for each Index Contract is equal to the sum of the weighted prices of each contract month being priced. The weighted price of each monthly contract is determined by multiplying the spot price for a given month by a quotient equal to the total dollar amount invested in that month’s contract, or that contract’s “Open Interest,” divided by the total Open Interest in the contracts for all months being priced. The Open Interest data for each Index Contract is provided by the relevant exchange for that Index Contract. In the case of Index Contracts trading on the LME (London Metals Exchange), i.e. Aluminum, Zinc, Nickel and Copper, the “Open Interest” is equally distributed across the 12 months measurement period due to the fact that the LME does not provide daily contract Open Interest values. This means that the Open Interest weight for each contract will be 8.33%.

Prices used to calculate any Effective Spot Price or Effective Spot Price Return on or as of any LBCI Business Day will be the closing prices for the applicable months of each Index Contract on that Index Contract’s relevant exchange on that day.

Forward Allocation Return

Like the Effective Spot Price Return, the Forward Allocation Return for each of Forward Allocations 1 through 12 is calculated on each LBCI Business Day, and for any LBCI Business Day is equal to the appreciation and/or depreciation in the spot price for the then-active contract in the applicable Forward Allocation from the price on the first LBCI Business Day in the trailing 3-month period ending on the applicable LBCI Business Day to the price for the active contract on the applicable LBCI Business Day.

The Forward Allocation Return is an “excess” return because the change in the two relevant prices will include both changes in spot price for the contract under the given Forward Allocation and the roll yield for any roll between contract months under that Forward Allocation during the trailing 3-month period (calculated as if that contract was being rolled in accordance with the LBCI Contract Calendar).

Prices used to calculate any Forward Allocation Return on or as of any LBCI Business Day will be the closing prices for the applicable contract on that contract’s relevant exchange on that day.

Tracking Mark

On each Re-allocation Date, a correlation value, or “Tracking Mark,” for each Forward Allocation for a commodity is calculated between the daily Forward Allocation Returns for that Forward Allocation and the daily Effective Spot Price Returns for that commodity, in each case, for the applicable 3-month trailing period. Index Contracts in which the trailing 3-month average Open Interest in the relevant futures contract as of the Re-allocation Date is less than 7.0% of the trailing 3-month average total Open Interest for each of the 0- to 12-month Index Contracts are excluded from Tracking Mark calculations and from consideration under the quarterly re-allocation. This limitation is designed to ensure there is sufficient liquidity to support an investment in the futures contracts within the selected Forward Allocation.

The Forward Allocation into which the LBCI Pure Beta will be invested for the next quarterly period will be the Forward Allocation with the highest Tracking Mark that also satisfies the following rules:

—

For a Forward Allocation to be selected (1) the immediately preceding Forward Allocation must have a lower Tracking Mark and (2) the succeeding Forward Allocations must have Tracking Marks that are sequentially lower than or equal to the previous Tracking Mark.

—

If Forward Allocation 1 has the highest Tracking Mark and all succeeding Forward Allocations have Tracking Marks that are sequentially lower than or equal to the previous Tracking Mark, Forward Allocation 1 would be selected.

—	If none of the preceding conditions are satisfied (i.e. if Forward Allocation 11 has a lower Tracking Mark than Forward Allocation 12) then the LBCI Pure Beta will allocate to Forward Allocation 12.

The graphs below illustrate the application of the section rules above on a given Re-Allocation Date for a hypothetical set of Tracking Marks.

In Figure 1, Forward Allocation 6 would be selected, as it is the Forward Allocation with the highest Tracking Mark preceded by a Forward Allocation with a lower Tracking Mark and followed by Forward Allocations with sequentially lower Tracking Marks:

Source: Lehman Brothers

In Figure 2, Forward Allocation 12 would be selected, because Forward Allocation 11 has a lower Tracking Mark than Forward Allocation 12. As a result, there is no earlier Forward Allocation that is followed by Forward Allocations with Tracking Marks that are sequentially lower than or equal to the previous Tracking Mark:

Source: Lehman Brothers

The following table indicates the Forward Allocations for each Index Contract in which the LBCI Pure Beta was invested for each quarterly re-allocation from and including the quarterly period beginning at the inception of the LBCI Pure Beta (which relates to the October 25, 2000 Re-allocation Date) to and including the current quarterly re-allocation period that began on the first LBCI Business Day after the January 22, 2008 Re-allocation Date.

	Energy				Industrial Metals				Precious Metals		Agriculture								Livestock

	W T I C r u d e O i l	N a t u r a l G a s	G a s o l i n e	H e a t i n g O i l	A l u m i n u m	C o p p e r	N i c k e l	Z i n c	G o l d	S i l v e r	S o y b e a n s	C o r n	S o y b e a n M e a l	W h e a t	S o y b e a n O i l	C o f f e e	C o t t o n	S u g a r	L i v e C a t t l e	L e a n H o g s

Period Beginning	CL	NG	RB	HO	LA	LP	LN	LX	GC	SI	S	C	SM	W	BO	KC	CT	SB	LC	LH

1/2/2001	2	4	3	2	11	6	6	6	4	1	3	4	3	4	3	4	4	6	10	4

1/24/2001	3	4	2	4	11	8	9	9	1	1	6	3	5	4	5	3	4	4	10	3

4/25/2001	3	1	4	4	9	6	5	6	3	3	7	3	5	2	1	4	6	6	4	3

7/25/2001	2	6	3	7	9	10	7	8	3	4	3	6	5	5	5	4	2	4	5	3

10/24/2001	4	7	1	6	7	7	10	7	3	2	2	2	4	4	4	4	2	3	5	1

1/24/2002	3	4	5	4	6	7	7	7	1	1	6	3	5	1	4	4	3	4	6	3

4/24/2002	3	8	4	4	8	6	4	9	2	3	2	4	6	3	5	3	7	6	6	2

7/24/2002	2	7	4	6	8	5	7	7	3	3	2	6	2	2	4	4	5	5	5	4

10/24/2002	1	5	2	5	7	5	7	7	3	2	3	2	2	3	1	4	3	5	5	3

1/24/2003	4	3	1	4	8	9	7	8	1	3	5	3	7	3	4	2	4	2	4	2

4/24/2003	2	8	4	3	6	10	6	6	2	3	4	3	4	3	6	1	3	1	1	2

7/24/2003	2	6	2	5	6	7	6	6	6	5	3	3	1	2	1	3	5	5	5	5

10/24/2003	2	3	3	3	6	11	6	5	2	4	3	3	3	2	3	4	4	4	3	3

1/26/2004	2	2	2	3	5	9	7	8	2	2	3	3	4	2	4	2	4	4	4	4

4/26/2004	2	2	1	1	7	9	7	7	2	8	4	2	4	2	3	2	2	4	3	2

7/26/2004	4	5	3	1	5	6	5	8	1	6	5	3	5	4	5	4	4	4	4	3

10/26/2004	2	4	4	2	5	6	6	6	3	4	3	2	3	2	4	3	1	3	3	3

1/26/2005	1	3	5	2	6	6	8	8	2	2	4	4	5	2	5	2	4	2	4	3

4/26/2005	3	8	2	1	7	7	7	6	2	2	6	6	3	2	2	2	2	4	1	3

7/26/2005	2	7	3	1	5	7	6	6	4	6	2	6	2	5	2	4	2	2	5	4

10/26/2005	3	6	4	5	6	6	8	7	2	3	2	2	3	4	2	4	4	6	2	4

1/25/2006	3	1	4	3	6	6	7	7	2	3	2	3	6	2	2	1	4	2	2	4

4/26/2006	3	9	2	2	6	11	7	7	2	3	4	8	4	8	4	1	2	2	1	2

7/26/2006	2	8	4	2	7	7	9	6	4	5	2	2	1	2	3	4	6	2	4	4

10/25/2006	3	6	1	2	6	7	8	6	4	4	2	4	1	3	2	4	3	6	1	3

1/24/2007	3	3	1	2	5	8	7	6	1	1	1	1	2	3	2	4	2	4	3	4

4/25/2007	3	1	3	3	7	6	6	5	8	8	4	7	4	4	5	2	8	4	1	4

7/25/2007	3	8	2	3	8	7	7	7	4	5	2	4	4	6	4	4	5	3	4	5

10/24/2007	7	7	2	2	4	7	1	8	2	4	3	4	3	2	3	3	4	1	3	4

1/24/2008	3	1	4	1	6	5	6	6	3	3	3	10	3	4	4	4	3	4	2	4

Re-Allocation Roll Mechanics

Once a Forward Allocation has been selected for each Index Contract on a Re-allocation Date using the methodology above, the LBCI Pure Beta then rolls between the previous Forward Allocations and the new Forward Allocations. The Forward Allocation roll is conducted similarly to the monthly contract roll under the LBCI and LBCI Pure Beta (as described below and under “The Lehman Brothers Commodity Index—LBCI Return Calculations—Commodity Roll Mechanics” below), subject to the differences described below.

The roll period for the Forward Allocations will begin on the first LBCI Business Day after the Re-Allocation Date (that is, the 23rd of each January, April, July and October, unless such day is not an LBCI Business Day) and last for ten LBCI Business Days. During the roll period, the hypothetical position in the Index Contract is gradually shifted from the active (or “prompt”) contract in the current Forward Allocation to the prompt contract in the new Forward Allocation in 10% daily increments. During the re-allocation roll, the return for each Index Contract will be a composite of the prompt Index Contract under the previous Forward Allocation and the active Index Contract under the new Forward Allocation, weighted by the percentage that has been rolled at the end of the applicable LBCI Business Day. Accordingly, during the re-allocation roll period for a given Index Contract, the returns for that Index Contract are calculated as follows:

LBCI Business Day	Current Forward Allocation	New Forward Allocation

1st LBCI Business Day after 22nd	100%	0%
2nd LBCI Business day after 22nd	90%	10%
3rd LBCI Business day after 22nd	80%	20%
4th LBCI Business day after 22nd	70%	30%
5th LBCI Business day after 22nd	60%	40%
6th LBCI Business day after 22nd	50%	50%
7th LBCI Business day after 22nd	40%	60%
8th LBCI Business day after 22nd	30%	70%
9th LBCI Business day after 22nd	20%	80%
10th LBCI Business day after 22nd	10%	90%
11th LBCI Business day after 22nd	0%	100%

At the end of the tenth following LBCI Business Day, the prompt contract under the previous Forward Allocation will have been fully rolled into the new Forward Allocation, which Forward Allocation will then be utilized to calculate the excess returns on the LBCI Pure Beta until the next Re-allocation Date.

Similar to the monthly contract roll, a number of market circumstances can lead to an adjustment in the re-allocation roll process. If any of these market disruption events occurs on any of the LBCI Business Days during the roll period, then the Index Calculation Agent will skip the proportion of the roll that would have taken place on that LBCI Business Day. For a further discussion of such circumstances, see “The Lehman Brothers Commodity Index—LBCI Return Calculations—Adjustments to the Contract Roll Process” below.

LBCI Pure Beta Index Commodity Roll Mechanics

During any month in which an the Index Contract is scheduled to roll, the roll period will begin at the end of the first LBCI Business Day in that month and last for ten LBCI Business Days. During the roll period, the hypothetical position in the Index Contract is gradually shifted from the first Index Contract in the relevant Forward Allocation to the second Index Contract in the relevant Forward Allocation (i.e., the Index Contract with the next nearest expiration) in 10% daily increments. The daily price of the Index Contract during the roll period, as well as the previous day’s price of the Index Contract against which the appreciation or depreciation of the daily Index Contract price is measured, therefore will each be a composite price of the then-current Index Contract within the relevant Forward Allocation and the next Index Contract within the relevant Forward Allocation weighted by the percentage that has been rolled at the end of the previous LBCI Business Day. Accordingly, during the roll period for a given Index Contract, the returns for that Index Contract are calculated as follows:

—

On the first LBCI Business Day of the relevant month, Index Contract excess returns will reflect 100% of the price movements of the current Index Contract in the relevant Forward Allocation. At the end of that LBCI Business Day, 10% of the current Index Contract in the relevant Forward Allocation will be rolled to the next Index Contract in the relevant Forward Allocation.

—

At the beginning of the second LBCI Business Day in that month, the excess returns on the Index Contract will reflect a contract “basket” containing 90% of the current Index Contract in the relevant Forward Allocation and 10% of the next Index Contract in the relevant Forward Allocation at the start of that day. Excess returns will be calculated on this “basket”. At the end of that second LBCI Business Day, an additional 10% is rolled.

—	For the third LBCI Business Day, the “basket” will consist of 80% of the current Index Contract in the relevant Forward Allocation / 20% next Index Contract in the relevant Forward Allocation.

—	For the fourth LBCI Business Day, the “basket” will consist of 70% of the current Index Contract in the relevant Forward Allocation / 30% next Index Contract in the relevant Forward Allocation.

—	For the fifth LBCI Business Day, the “basket” will consist of 60% of the current Index Contract in the relevant Forward Allocation / 40% next Index Contract in the relevant Forward Allocation.

—	For the sixth LBCI Business Day, the “basket” will consist of 50% of the current Index Contract in the relevant Forward Allocation / 50% next Index Contract in the relevant Forward Allocation.

—	For the seventh LBCI Business Day, the “basket” will consist of 40% of the current Index Contract in the relevant Forward Allocation / 60% next Index Contract in the relevant Forward Allocation.

—	For the eighth LBCI Business Day, the “basket” will consist of 30% of the current Index Contract in the relevant Forward Allocation / 70% next Index Contract in the relevant Forward Allocation.

—	For the ninth LBCI Business Day, the “basket” will consist of 20% of the current Index Contract in the relevant Forward Allocation / 80% next Index Contract in the relevant Forward Allocation.

—	For the tenth LBCI Business Day, the “basket” will consist of 10% of the current Index Contract in the relevant Forward Allocation / 90% next Index Contract in the relevant Forward Allocation.

—

At the end of the tenth LBCI Business Day of the relevant month, 100% of the current Index Contract in the relevant Forward Allocation will have been fully rolled into the next Index Contract in the relevant Forward Allocation, which then becomes the new current contract until the next roll period.

Returns on an Index Contract on and after the tenth LBCI Business Day in a month in which it is rolled will comprise 100% of the new Index Contract in the relevant Forward Allocation contract that has just been fully rolled into (which was formerly the next Index Contract in the relevant Forward Allocation at the start of that month).

LBCI Pure Beta Return Calculations

Once the LBCI Pure Beta is invested in a given Forward Allocation for each Index Contract, monthly rolls for that Index Contract will follow the general LBCI Contract Calendar until the next Re-allocation Date, except that the contract months from and into which the Index Contract rolls will be those corresponding to the new Forward Allocation selected on the applicable Re-allocation Date and will follow the LBCI Pure Beta Index roll methodology described in “LBCI Pure Beta Index Commodity Roll Mechanics” above.

The returns for the LBCI Pure Beta Index are calculated in the same manner as for the LBCI Total Return, as described under “The Lehman Brothers Commodity Index—LBCI Return Calculations”, except that (a) the spot return for a commodity Forward Allocation on any day other than during a roll period will equal the spot return on the then-active contract under the Forward Allocation, and (b) during a roll period, the roll yield on the commodity Forward Allocation will be the roll yield from rolling between the applicable contracts under the Forward Allocation. Accordingly, the daily LBCI Pure Beta Index level reflects:

—	Spot return – the returns associated with the percentage of the underlying Index Contracts used to price the LBCI Pure Beta before any contract rolling has occurred.

—	Excess return – the combined returns associated with the changes in price of the underlying Index Contracts together with the “roll yields” for those Index Contracts; and

—	Total return – the excess return plus an interest return on a hypothetical fully collateralized investment in the underlying Index Contracts.

LBCI Pure Beta Initial Annual and Daily Weightings

The LBCI Pure Beta will inherit the liquidity factors determined for the general LBCI each January, and these liquidity factors will be rolled into the LBCI Pure Beta during the January LBCI monthly roll in the same manner as for the LBCI. See “The Lehman Brothers Commodity Index—Calculating Commodity Liquidity Factors and LBCI Weights” below. However, the LBCI Pure Beta does not re-balance to the initial target weights determined for the applicable Index Contracts in the general LBCI (other than the initial target weights at inception of the LBCI Pure Beta and general LBCI on January 1, 2001), nor does the LBCI Pure Beta re-weight or re-balance on any quarterly Re-allocation Date.

As with the general LBCI, the liquidity factors will remain constant for the LBCI Pure Beta, but similar to the general LBCI, the daily LBCI Pure Beta weightings will adjust throughout the year. However, the daily weightings for the LBCI Pure Beta will not be determined in relation to the prices of the underlying Index Contracts, but rather in relation to the levels of the applicable component excess return sub-indices for each Index Contract (with the level of each sub-index including the excess return associated with an investment in that Index Contract.

As a result of the foregoing, the weightings of the component commodities in the LBCI Pure Beta will differ from those in the general LBCI, perhaps substantially. The following table shows the daily weightings for both the LBCI Pure Beta and general LBCI at February 15, 2008. These daily weightings are not necessarily indicative of the future daily weightings of any particular Index Contract, commodity or sector in either the LBCI Pure Beta or the LBCI.

Figure 3. Daily Weights at February 15, 2008

Sector & Commodity Selection
Sector/Commodity	Contract	Exch.	LBCI Daily Weights at February 15, 2008	LBCI Pure Beta Daily Weights at February 15, 2008
Energy			56.10%	61.11%
Crude Oil	West Texas Intermediate	NYMEX	31.71%	37.16%
Natural Gas	Henry Hub Natural Gas	NYMEX	12.83%	9.70%
Unleaded Gas	NY Harbor/RBOB (1)	NYMEX	4.83%	7.08%
Heating Oil	No. 2 Heating Oil NY	NYMEX	6.74%	7.17%
Metals			28.59%	27.18%
Industrial Metals			19.38%	21.03%
Aluminum	High Grade Primary Aluminum	LME	6.46%	6.07%
Copper	Copper - Grade A	LME	9.25%	10.72%
Nickel	Primary Nickel	LME	1.61%	2.43%
Zinc	Special High Grade Zinc	LME	2.06%	1.81%
Precious Metals			9.21%	6.15%
Gold	Gold	CMX	7.06%	4.69%
Silver	Silver	CMX	2.16%	1.46%
Agricultural			12.60%	7.95%
Grains			8.89%	5.91%
Soybeans	Soybeans	CME Group	3.44%	3.16%
Corn	Corn	CME Group	2.40%	0.81%
Soybean Meal	Soybean Meal	CME Group	0.89%	0.87%
Wheat	Chicago	CME Group	1.34%	0.53%
Soybean Oil	Soybean Oil	CME Group	0.80%	0.54%
Softs			3.72%	2.05%
Coffee	Coffee “C”	ICE	1.32%	0.33%
Cotton	Cotton #2	ICE	0.83%	0.27%
Sugar	World Sugar #11	ICE	1.57%	1.44%
Livestock			2.70%	3.75%
Live Cattle	Live Cattle	CME Group	1.61%	1.52%
Lean Hogs	Lean Hogs	CME Group	1.09%	2.24%

		Total	100.00%	100.00%

Source: Lehman Brothers

THE LEHMAN BROTHERS COMMODITY INDEX

Overview

Lehman Brothers Inc. launched the Lehman Brothers Commodity Index (“LBCI”), which includes the LBCI Total Return and LBCI Excess Return (see “—LBCI Return Calculations” below) on July 1, 2006. The LBCI is a rules-based index of commodities futures that uses liquidity as the primary criterion for commodity selection and weights. The LBCI includes commodities with an average daily dollar trading volume exceeding $250 million (or $1 billion for industrial metals traded on the London Metals Exchange) over the previous three years as of November 30. The LBCI currently is composed of the prices of 20 exchange-traded futures contracts (the “Index Contracts”) on physical commodities. A futures contract is a bilateral agreement providing for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price. For general description of the commodity future markets, please see “The Commodity Futures Markets” above. The commodities currently included in the LBCI are: crude oil, heating oil, natural gas, unleaded gas, aluminum, copper, nickel, zinc, gold, silver, lean hogs, live cattle, corn, soybean, soybean meal, soybean oil, wheat, coffee, cotton and sugar.

The LBCI contains four major sectors: energy, metals, agriculture, and livestock. Within metals, there are additional subsectors for industrial metals and precious metals. Within agriculture there are subsectors for grains and softs. Each of these sector indices represents the liquidity weighted returns of its commodity components.

The LBCI Total Return is a total return index, reflecting the combined returns associated with the changes in price of the underlying Index Contracts together with the “roll yields” for those Index Contracts (together, the “excess return”), together with the interest return on a hypothetical fully collateralized investment in the Index Contracts. The LBCI Excess Return, by contrast, is an excess return index, reflecting the excess return associated with the underlying Index Contracts without any return on collateral. For a description of calculation of the excess return and total return, see below under “—LBCI Return Calculations”. Lehman Brothers Inc. has also developed and calculates a number of sub-indices representing components of the LBCI, as well as certain variations of the LBCI or its sub-indices reflecting weightings of the component Index Contracts that are different than the annual weighting assigned of the LBCI generally (or the sub-indices of the LBCI).

The LBCI, including the LBCI Total Return, the LBCI Excess Return, each LBCI sub-index and any variations of the LBCI or its sub-indices, is a proprietary index that Lehman Brothers Inc., as Index Sponsor, developed and owns. IDC, as Index Calculation Agent pursuant to an agreement with the Index Sponsor, calculates and disseminates the Index level approximately every fifteen (15) seconds (assuming the Index level has changed within such fifteen-second interval) from 8:45 a.m. to 5:00 p.m. (New York City time) on each LBCI Business Day, and publishes the final Index level for each LBCI Business Day at approximately 5:00 p.m. (New York City time) on each such day. The methodology for determining the composition and the weighting of the LBCI and for calculating its value is subject to modification by Lehman Brothers Inc. at any time. Index levels for (x) the LBCI are available on Bloomberg page “LBCI <INDEX>”; (y) the LBCI Excess Return are available on Bloomberg page “LBCIER <Index>”; and (z) the LBCI Total Return are available on Bloomberg page “LBCITR <Index>.” The closing level of the LBCI, the LBCI Excess Return and the LBCI Total Return, on each LBCI Business Day, is also available on LehmanLive and from the official website of Lehman Brothers at http://www.lehman.com. The issuer is not incorporating by reference herein the website or any material included in the website.

A “LBCI Business Day” will follow the New York Mercantile Exchange (NYMEX) holiday calendar and the LBCI will only be published CME Group on days when the NYMEX is open for trading (including half days). On those days when any other exchange (LME, COMEX, CME Group, and ICE) is closed and the NYMEX is open, Lehman Brothers Inc. will use data for the affected Index Contract(s) from the previous available business day on which such exchange(s) was open for LBCI calculations. On days when the NYMEX is closed and other exchanges are open, returns will be reflected on the next day when the NYMEX is open. Contract roll schedules will reflect the NYMEX calendar for all commodities. If there is a NYMEX holiday before or during a roll period, the scheduled roll will be pushed forward to the next LBCI Business Day.

Lehman Brothers Inc. and its affiliates actively trade futures contracts and options on future contracts on the commodities that underlie the LBCI, as well as commodities, including commodities represented by the Index Contracts. For information about how this trading may affect the value of the LBCI, see “Risk Factors—Trading and Other Transactions by Affiliates of Lehman Brothers Holdings Inc. and Others in the Index Contracts and the Commodities Underlying the Index Contracts May Affect the Level of the Index.”

Commodity Selection and Weights

LBCI composition and weights are reset annually each January to reflect updated historical commodity contract liquidity data as of November 30 of the previous year. In addition, Lehman Brothers Inc. will also calculate and publish the projected liquidity factors and LBCI weights throughout the year using the trailing three-year average daily volume as of that day. This timeframe enables the LBCI to be constructed using more recent liquidity data while still giving investors sufficient time to prepare for the LBCI rebalancing.

Quantifying Commodity Liquidity

The LBCI components are both selected and weighted based on historical commodity futures liquidity. For LBCI purposes, liquidity is derived from the exchange reported trading volume of non-financial commodities futures. To make a meaningful comparison across commodity markets, Lehman Brothers Inc. calculates a trailing three-year average of the average daily dollar volume of contracts traded (DVCT) for all commodities that may be eligible for the LBCI. Converting published volumes from each of the exchanges into a daily dollar value allows for direct comparisons of liquidity across exchanges in a common metric. Daily calculations over a three-year period capture intra-month liquidity changes while offering a historical perspective that reflects the seasonality and cyclicality of different markets and maintains LBCI stability.

For each commodity Lehman Brothers Inc. calculates a DVCT using the following steps:

1.	Identify contract-specific trading volumes and closing prices as reported daily by each global futures exchange. All futures expirations of a standardized contract with trading activity are included in the calculation. If volumes are not published for specific settlement dates in the future, Lehman Brothers Inc. will use the aggregated volumes published for each contract across all settlement dates.

2.	To derive the DVCT of a contract: multiply the closing price of that contract times (A) the daily reported trading volume of that contract and (B) the fixed number of units in which each contract is denominated.

3.	Aggregate the daily values derived in step 2 for all settlement dates of that contract to determine the summed daily dollar volume traded for the entire commodity contract.

4.	Average the daily dollar volume traded in step 3 over the trailing three-year period to calculate a trailing three-year average daily DVCT.

Selecting Commodities for the LBCI Based on Liquidity

To be eligible for the LBCI, a commodity must meet a minimum liquidity threshold based on trading volume in the past three years. Commodity liquidity is evaluated across all contracts and settlement dates on the various global commodity futures exchanges for commodities that may be eligible for the LBCI.

—

Commodities with an average daily dollar trading volume exceeding $250 million over the previous three years as of November 30 are eligible for inclusion in the LBCI (except industrial metals traded on the London Metals Exchange (LME), which will require a minimum average daily trading volume of $1 billion because of differences in their method for reporting volumes compared with other exchanges).

—

LBCI-eligible commodities will remain in the LBCI until their average daily dollar volume traded over the previous three years as of November 30 drops below $200 million ($800 million for LME metals). This will help maintain LBCI compositional stability and prevent commodities from exiting the LBCI for a year just to re-enter at the beginning of the next year if they are at or near the $250 million ($1 billion) threshold.

—

Only the largest contract per commodity based on liquidity will be LBCI-eligible. For example, the largest crude oil contract, West Texas Intermediate Crude Oil, which trades on the NYMEX, will be the Index Contract for crude oil while Brent Crude, which trades on the Inter Continental Exchange (ICE), will not, despite the fact that both contracts meet the LBCI liquidity requirement.

—

If the LBCI-eligible contract of a particular commodity is discontinued or substituted in the market by a different contract as a result of external factors such as government regulations, Lehman Brothers Inc. may substitute the new contract as the Index Contract in between LBCI rebalancing dates after providing advanced notice to LBCI users.

—

Commodities that are considered to be derivatives or downstream products created from other LBCI-eligible commodities are treated as separate commodities as long as they have sufficient market liquidity and are evaluated for LBCI eligibility on a stand-alone basis. For example, soybeans, soybean meal, and soybean oil are treated as separate commodities and will each be LBCI-eligible if their respective liquidity exceeds $250 million daily. The same holds true for crude oil and its downstream products of heating oil and unleaded gasoline.

—	Only U.S. dollar-denominated contracts are currently LBCI-eligible. Alternate versions of the LBCI that may substitute or add non-U.S. dollar contracts are planned for future development.

—

The LBCI contains 20 commodities that qualified for inclusion, each with its single associated Index Contract (see Figure 1 below). Commodities that did not meet the minimum liquidity threshold but are represented in other major indices include cocoa, lead, and feeder cattle.

Figure 1. LBCI Eligible Commodities and Contracts for 2008

Commodity	Contract Used in LBCI	Exchange	Ticker	USD Denominated Futures Contracts Greater than $250m DVCT Not Currently Eligible for LBCI
Crude Oil	West Texas Intermediate	NYMEX	CL	Brent Crude (IPE)
Heating Oil	Heating Oil	NYMEX	HO	Gasoil (IPE)
Natural Gas	Henry Hub	NYMEX	NG
Unleaded Gas	RBOB	NYMEX	XB	HU RFG (used prior to July 1, 2006)
Aluminum	High Grade Aluminum (London)	LME	LA	Alloy (LME), Aluminum (COMEX)
Copper	Copper (London)	LME	LP	Copper (COMEX)
Nickel	Primary Nickel (London)	LME	LN
Zinc	High Grade Zinc(London)	LME	LX
Gold	Gold (New York)	COMEX	GC	Gold (CME Group)
Silver	Silver (New York)	COMEX	SI	Silver (CME Group)
Lean Hogs	Lean Hogs	CME Group	LH
Live Cattle	Live Cattle	CME Group	LC
Corn	Corn	CME Group	C
Soybean	Soybean	CME Group	S
Soybean Meal	Soybean Meal	CME Group	SM
Soybean Oil	Soybean Oil	CME Group	BO
Wheat	Wheat (Chicago)	CME Group	W	Kansas (KCBOT), Minneapolis (MGE)
Coffee	Coffee ‘C’	ICE	KC	Arabica (BMF), Robusta (LIFFE)
Cotton	Cotton No. 2	ICE	CT
Sugar	Sugar No. 11	ICE	SB	Sugar No. 14 (ICE)

______________

Source: Lehman Brothers Inc., 2008

Commodity Weightings

Once the list of LBCI-eligible contracts has been determined, each commodity will be re-weighted in the LBCI at the start of each year (implemented during the January roll period) using its average daily liquidity as of the previous November month-end. Average daily liquidity as of November 30 is converted into a commodity liquidity factor (based on contract closing prices as of the second LBCI Business Day of the year) that is held constant for each commodity after the January roll period. Though the liquidity factor remains constant, daily LBCI weightings will adjust throughout the year with the price movements of the underlying Index Contracts (i.e., price appreciation in an Index Contract will increase the weight of that Index Contract in the LBCI).

—

Each Index Contract will be weighted in the LBCI in proportion to its liquidity relative to the other Index Contracts. Volumes for Index Contracts traded on the LME are divided by two to more accurately reflect the liquidity of the metals represented by these Index Contracts relative to other LBCI-eligible commodities.

—

If a commodity does not have liquidity data for the full three-year period as of November month-end, average daily liquidity will be used for the data points that do exist, provided that the time series is longer than one year. If an Index Contract was substituted for a different Index Contract for that commodity, the previous Index Contract’s historical liquidity may also be considered to determine LBCI weights for that commodity.

—	There will be no caps or floors on a particular commodity or sector weighting based on liquidity.

—

LBCI weights will be published daily. In addition, Lehman Brothers Inc. will also calculate projected LBCI weights for the following year using the trailing three-year average daily volume as of that day. On November 30, this projected weight will become the initial weight for the following year. Figure 2 under “—Calculating Commodity Liquidity Factors and LBCI Weights— Rebalancing Liquidity Factors” below shows the evolution of commodity and sector LBCI weights since 2001.

Calculating Commodity Liquidity Factors and LBCI Weights

The two components used to calculate a commodity’s daily LBCI weight are its liquidity factor and the price of the relevant Index Contract. While a commodity’s Index Contract price changes daily based on movements in the futures markets, its liquidity factor, or “amount outstanding”, is reset only once a year based on its trailing three-year historical contract liquidity.

The liquidity factor is a derived number equivalent to the relative amount of each commodity needed to achieve the liquidity-based weightings set forth by the LBCI rules. It is not a direct measure of trading volume or market liquidity. It is calculated by dividing the average daily dollar value of contracts traded as of November 30 of the previous year (which determines the beginning of year LBCI weights) by the closing prices of each Index Contract as of the second LBCI Business Day of the new calendar year. For a given commodity contract, the formula for liquidity factor is:

	Liquidity Factor	=	DVCT Prev Nov ME
Price 2nd Business Day

Where:	DVCT Prev Nov ME, i = Trailing three-year average dollar value of contracts traded for LBCI eligible contract i as of November 30 of the previous year.

Price 2nd Business Day = Prompt contract closing price of Index Contract for commodity i, as of the second LBCI Business Day of the year.

Rebalancing Liquidity Factors

Annual LBCI rebalancing is implemented during the January LBCI roll period. This occurs by switching from the previous year’s liquidity factor to the current year’s liquidity factor in 20% daily increments during the five-day roll period. Rebalancing over a five-day roll period maintains LBCI stability by not causing a major LBCI re-weighting on a single LBCI Business Day. Liquidity factors for each year will be announced at the end of the second LBCI Business Day of that year.

On the first through fifth LBCI Business Day of each year, the liquidity factor for each commodity will be the previous year’s liquidity factor. On the sixth through ninth LBCI Business Days of the January roll period, the liquidity factor will be a weighted combination of the previous year’s and current year’s liquidity factors. From the tenth LBCI Business Day forward, the LBCI will use the current year’s liquidity factor. Once 100% of the new liquidity factor is used for LBCI weightings, the annual rebalancing has been completed. Daily LBCI weights will then reflect both the rebalanced component weights and the daily price movements that have since occurred.

The following two tables show the hypothetical yearly initial weights for the LBCI, which was launched on July 1, 2006, over the period starting from January 1, 2001 until July 1, 2006, and actual initial annual LBCI weights as of July 1, 2006, January 1, 2007, January 1, 2008, as well as the daily weightings for the LBCI at February 15, 2008. Neither the daily weightings nor the hypothetical and actual historical initial weights presented below are necessarily indicative of the future initial or daily weightings of any particular Index Contract, commodity or sector in the LBCI.

Figure 2. Initial Annual LBCI Weights Since 2001

Sector & Commodity Selection			Initial Annual LBCI Weights (as of January 1, unless otherwise specified)
Sector/ Commodity	Contract	Exch.	2008	2007	Jul 1, 2006	2006	2005	2004	2003	2002	2001
Energy			57.96%	55.85%	51.02%	56.17%	52.12%	51.21%	50.77%	46.81%	40.31%
Crude Oil	West Texas Intermediate	NYMEX	34.13%	29.04%	27.48%	26.65%	23.49%	22.19%	22.38%	20.81%	17.67%
Natural Gas	Henry Hub Natural Gas	NYMEX	11.77%	13.28%	7.98%	14.63%	15.06%	15.91%	15.27%	13.74%	11.99%
Unleaded Gas	NY Harbor/RBOB (1)	NYMEX	4.83%	6.11%	8.13%	7.54%	7.05%	6.84%	6.79%	6.27%	5.38%
Heating Oil	No. 2 Heating Oil NY	NYMEX	7.23%	7.42%	7.43%	7.35%	6.52%	6.28%	6.33%	5.99%	5.28%
Metals			27.67%	25.51%	30.10%	22.77%	24.47%	25.24%	26.19%	28.92%	32.13%
Industrial Metals			18.65%	16.91%	20.11%	14.12%	16.08%	18.12%	20.25%	22.19%	23.84%
Aluminum	High Grade Primary Aluminum	LME	5.92%	5.10%	4.54%	4.29%	6.11%	8.10%	9.12%	9.65%	9.94%
Copper	Copper - Grade A	LME	8.62%	8.10%	10.50%	6.68%	6.78%	6.95%	7.52%	8.25%	8.71%
Nickel	Primary Nickel	LME	1.74%	1.60%	2.23%	1.55%	1.58%	1.48%	1.83%	2.21%	2.70%
Zinc	Special High Grade Zinc	LME	2.37%	2.12%	2.83%	1.60%	1.60%	1.59%	1.78%	2.09%	2.49%
Precious Metals			9.02%	8.60%	10.00%	8.64%	8.40%	7.11%	5.94%	6.73%	8.29%
Gold	Gold	CMX	7.01%	6.63%	7.65%	6.83%	6.70%	5.67%	4.49%	4.88%	5.83%
Silver	Silver	CMX	2.01%	1.97%	2.34%	1.81%	1.70%	1.44%	1.45%	1.85%	2.46%
Agricultural			11.69%	15.8%	16.54%	18.22%	20.55%	20.35%	19.75%	20.66%	23.97%
Grains			8.32%	12.14%	13.40%	14.62%	17.17%	17.01%	16.17%	16.30%	18.36%
Soybeans	Soybeans	CME Group	3.25%	5.19%	5.76%	6.88%	7.89%	7.31%	6.59%	6.73%	7.88%
Corn	Corn	CME Group	2.20%	2.99%	3.24%	3.06%	3.66%	3.83%	3.98%	3.98%	4.34%
Soybean Meal	Soybean Meal	CME Group	0.89%	1.37%	1.48%	1.86%	2.30%	2.38%	2.30%	2.28%	2.37%
Wheat	Chicago	CME Group	1.26%	1.64%	1.73%	1.60%	1.86%	2.03%	2.02%	2.00%	2.04%
Soybean Oil	Soybean Oil	CME Group	0.72%	0.95%	1.18%	1.21%	1.47%	1.45%	1.28%	1.31%	1.73%
Softs			3.37%	3.63%	3.14%	3.61%	3.38%	3.34%	3.58%	4.36%	5.61%
Coffee	Coffee “C”	ICE	1.22%	1.36%	1.16%	1.43%	1.27%	1.15%	1.30%	1.76%	2.31%
Cotton	Cotton #2	ICE	0.84%	0.90%	0.95%	1.11%	1.20%	1.27%	1.28%	1.53%	2.08%
Sugar	World Sugar #11	ICE	1.31%	1.37%	1.03%	1.06%	0.90%	0.92%	1.00%	1.07%	1.22%
Livestock			2.68%	2.87%	2.34%	2.84%	2.86%	3.21%	3.30%	3.60%	3.59%
Live Cattle	Live Cattle	CME Group	1.68%	1.82%	1.43%	1.88%	1.99%	2.35%	2.33%	2.49%	2.48%
Lean Hogs	Lean Hogs	CME Group	1.00%	1.05%	0.91%	0.96%	0.87%	0.86%	0.97%	1.11%	1.11%

		Total		100%	100%	100%	100%	100%	100%	100%	100%

Source:     Lehman Brothers Inc., 2008

(1)	NY Harbor RFG Contract used until July 1, 2006; RBOB contract used thereafter.

Figure 3. LBCI Daily Weights at February 15, 2008

Sector & Commodity Selection			Daily LBCI Weights at January 1, 2008	Daily LBCI Weights at February 15, 2008
Sector/Commodity	Contract	Exch.	2008	2008
Energy			62.06%	56.10%
Crude Oil	West Texas Intermediate	NYMEX	34.87%	31.71%
Natural Gas	Henry Hub Natural Gas	NYMEX	11.21%	12.83%
Unleaded Gas	NY Harbor/RBOB (1)	NYMEX	7.11%	4.83%
Heating Oil	No. 2 Heating Oil NY	NYMEX	8.86%	6.74%
Metals			19.13%	28.59%
Industrial Metals			11.36%	19.38%
Aluminum	High Grade Primary Aluminum	LME	3.11%	6.46%
Copper	Copper - Grade A	LME	6.57%	9.25%
Nickel	Primary Nickel	LME	0.83%	1.61%
Zinc	Special High Grade Zinc	LME	0.84%	2.06%
Precious Metals			7.77%	9.21%
Gold	Gold	CMX	6.17%	7.06%
Silver	Silver	CMX	1.59%	2.16%
Agricultural			16.79%	12.60%
Grains			14.07%	8.89%
Soybeans	Soybeans	CME Group	6.49%	3.44%
Corn	Corn	CME Group	2.62%	2.40%
Soybean Meal	Soybean Meal	CME Group	1.65%	0.89%
Wheat	Chicago	CME Group	2.16%	1.34%
Soybean Oil	Soybean Oil	CME Group	1.15%	0.80%
Softs			2.72%	3.72%
Coffee	Coffee “C”	ICE	1.03%	1.32%
Cotton	Cotton #2	ICE	0.78%	0.83%
Sugar	World Sugar #11	ICE	0.92%	1.57%
Livestock			2.02%	2.70%
Live Cattle	Live Cattle	CME Group	1.32%	1.61%
Lean Hogs	Lean Hogs	CME Group	0.70%	1.09%

		Total	100.00%	100.0%

Source:         Lehman Brothers Inc., 2008

Introducing and Removing Commodities

As time progresses the LBCI will experience some turnover in the list of eligible commodity contracts. If a new contract becomes eligible or ceases to be eligible at the end of November based upon trailing three-year daily average liquidity, then it will enter or exit during the January weighting roll period.

LBCI Return Calculations

Types and Sources of LBCI Returns from Long Futures Positions

A long position in a commodity futures contract generates returns from change in the spot price of the commodity, roll yield and collateral interest. Accordingly, three main types of returns are calculated for the LBCI:

—	Spot return – the returns associated with the percentage of the underlying Index Contracts used to price the LBCI before any contract rolling has occurred.

—	Excess return – the combined returns associated with the changes in price of the underlying Index Contracts together with the “roll yields” for those Index Contracts; and

—	Total return – the excess return plus an interest return on a hypothetical fully collateralized investment in the underlying Index Contracts.

Lehman Brothers Inc. calculates both excess and total returns on the LBCI and its components on a daily basis.

Spot Returns

Spot returns, which reflect changes in commodity spot prices, are fairly straightforward. If the LBCI is long wheat and the spot price of wheat appreciates then a positive return will accrue. Thus, on any LBCI Business Day in a month other than a day during a roll period for an Index Contract, or in a month in which no roll is scheduled to occur for that Index Contract, the level of the LBCI will reflect the increase or decrease (in proportion to the relative weighting of the Index Contracts in the LBCI, as described in “—Commodity Selection and Weights” above) in the price of each then-active (prompt) Index Contract relative to the previous day’s closing price for that prompt Index Contract.

Excess Returns

The “excess returns” of the LBCI are the combined return of spot price movements and “roll yield” associated with the rolling of Index Contracts, as discussed in “—Commodity Roll Mechanics” below. The roll yield generated depends on the pricing of longer-dated futures contracts relative to nearby futures and spot commodity prices. When longer-dated contracts are priced lower than the nearer contract and spot prices, the market is in backwardation. When the opposite is true and longer contracts are priced higher, the market is in contango. Positive roll yield is generated in backwardated markets when higher priced spot or near-term futures contracts are “sold” to “buy” lower priced longer-dated contracts. Negative roll yield occurs in contangoed markets when lower priced spot or near-term futures contracts are “sold” to “buy” higher priced longer-dated contracts. Accordingly, when the market for an Index Contract is in backwardation, the roll yield for a month in which that Index Contract is rolled will be positive and therefore serve to increase the level of the LBCI relative to what it would have been based solely on the spot price movements in the Index Contract. Conversely, when the market for an Index Contract is in contango, the roll yield for a month in which that Index Contract is rolled will be negative and therefore will decrease the level of the LBCI.

Total Returns

The third source of return from a long futures position comes from collateral posted as margin. A fully collateralized futures position posts the full investment as margin, which is then invested in money market or other similar cash instruments that generate a return. For the LBCI, total returns are calculated by adding a Treasury Bill return (compounded daily) to the excess returns described above to represent the total return earned by a fully collateralized futures position.

Daily Treasury Bill returns are compounded from the previous LBCI Business Day. If the current LBCI Business Day is more than one calendar day from the previous LBCI Business Day, the Treasury Bill return will be calculated and compounded for those additional days. For each calendar day during the Index calculation period, collateral will earn a daily Treasury Bill return as specified below. If there is more than one calendar day in the calculation period this return will be compounded for the number of days in the period.

3-Month Treasury Bill Return Daily =	(1)	1/91
1 – (91/360) * HR t–1

Where: HR t–1 = for any LBCI Business Day, the 91-day auction high rate for U.S. Treasury Bills announced by the U.S. Department of the Treasury and reported under the heading “High Rate” on Reuters page USAUCTION10, or any successor page, on the most recent of the weekly auction dates prior to such LBCI Business Day. The high rate is generally available on Monday afternoons (if not a holiday), and as a result the high rate for each week will generally first be used in that weeks’s return calculations beginning on Tuesday.

Commodity Roll Mechanics

A fundamental characteristic of the LBCI, like other commodity indices, is that as a result of being comprised of futures contracts, the LBCI has to be managed to ensure it does not take delivery of the commodities in question. This is achieved through the commodity roll mechanics under which the Index Contracts underlying the LBCI are rolled forward to a new contract date during the month as they approach their settlement date. Therefore, at the contract level, there are up to two Index Contracts that can contribute to LBCI returns during the month: the prompt (nearby) contract and the prompt + 1 (next nearby) contract into which it is rolled.

During any month in which an the Index Contract is scheduled to roll, the roll period will begin at the end of the fifth LBCI Business Day in that month and last for five LBCI Business Days. During the roll period, the hypothetical position in the Index

Contract is gradually shifted from the prompt Index Contract to the prompt + 1 Index Contract (i.e., the Index Contract with the next nearest expiration) in 20% daily increments. The daily price of the Index Contract during the roll period, as well as the previous day’s price of the Index Contract against which the appreciation or depreciation of the daily Index Contract price is measured, therefore will each be a composite price of the then-current prompt Index Contract and the prompt + 1 Index Contract weighted by the percentage that has been rolled at the end of the previous LBCI Business Day. Accordingly, during the roll period for a given Index Contract, the returns for that Index Contract are calculated as follows:

—

On the fifth LBCI Business Day of the relevant month, Index Contract excess returns will reflect 100% of the price movements of the prompt contract. At the end of that fifth LBCI Business Day, 20% of the prompt contract will be rolled to the prompt + 1.

—

At the beginning of the sixth LBCI Business Day in that month, the excess returns on the Index Contract will reflect a contract “basket” containing 80% of the prompt contract and 20% of the prompt + 1 at the start of that day. Excess returns will be calculated on this “basket”. At the end of that sixth LBCI Business Day, an additional 20% is rolled.

—	For the seventh LBCI Business Day, the “basket” will consist of 60% prompt / 40% prompt + 1.

—	For the eighth LBCI Business Day, the “basket” will consist of 40% prompt / 60% prompt + 1.

—	For the ninth LBCI Business Day, the “basket” will consist of 20% prompt / 80% prompt + 1.

—	At the end of the ninth LBCI Business Day of the relevant month, the prompt contract will have been fully rolled into the prompt + 1, which then becomes the new prompt until the next roll period.

Returns on an Index Contract on and after the tenth LBCI Business Day in a month in which it is rolled will comprise 100% of the new prompt contract that has just been fully rolled into (which was formerly the prompt + 1 at the start of that month).

Adjustments to the Contract Roll Process

A number of market circumstances can lead to an adjustment in the rolling process. These adjustments occur when it would be difficult to liquidate or establish positions in the market and perform the roll. If any of these market disruption events occurs on any of the days during the roll period, then the proportion of the roll that would have taken place on that day is skipped. For example, if a market disruption event occurs on the first day of the roll, then none of the 80%/20% roll is taken. Instead the 60% / 40% proportion is taken on the next LBCI Business Day. If a market disruption event occurs on that day also, then the roll proportion will be 40% / 60% on the following LBCI Business Day. Two examples of disruption events are:

—

Commodity reaches a limit price during the last 15 minutes of the trading session – if either the prompt or prompt +1 contract reaches a limit price during the final 15 minutes of regular or rescheduled trading, the roll will be skipped that day.

—

Trading interrupted or terminated on an exchange – if trading is terminated prior to the expected close of business and does not resume at least 15 minutes prior to the scheduled close, then the roll will be deferred.

If either event occurs, a notice will be posted on LehmanLive indicating the event and reason.

LBCI Contract Calendar

The LBCI Contract Calendar specifies which Index Contracts (by settlement month) are used to calculate LBCI returns for each monthly reporting period. For each calendar month, the LBCI Contract Calendar indicates a prompt contract and, if a given Index Contract is scheduled to be rolled during the month, the prompt + 1 contract. If a roll is not scheduled, then only the prompt contract is listed (and LBCI returns are calculated solely be reference to the prompt contract). Contracts are selected to ensure there is sufficient market liquidity in each commodity when calculating LBCI returns. Monthly contracts for a given commodity that are less liquid and have significantly lower trading volumes relative to other settlement months will be excluded from the LBCI Contract Calendar, and will not be rolled into or included in commodity price calculations. Annex A hereto shows the LBCI Contract Calendar for 2008, indicating the prompt contracts and, where applicable, the prompt + 1 contracts, for each Index Contract in each calendar month. The LBCI Contract Calendar for each succeeding year will be published annually on LehmanLive.

THE COMMODITY FUTURES MARKETS

Contracts on physical commodities are traded on regulated futures exchanges, in the over-the-counter market and on various types of physical and electronic trading facilities and markets. At present, all of the Index Contracts underlying the Index and the general LBCI are exchange-traded futures contracts. An exchange-traded futures contract is a bilateral agreement providing for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price. A futures contract on an index of commodities typically provides for the payment and receipt of a cash settlement based on the value of such commodities. A futures contract provides for a specified settlement month in which the commodity or financial instrument is to be delivered by the seller (whose position is described as “short”) and acquired by the purchaser (whose position is described as “long”) or in which the cash settlement amount is to be made.

Futures contracts are traded on organized exchanges, known as “contract markets” in the United States, through the facilities of a centralized clearing house and a brokerage firm which is a member of the clearing house. The clearing house guarantees the performance of each clearing member which is a party to the futures contract by, in effect, taking the opposite side of the transaction. At any time prior to the expiration of a futures contract, subject to the availability of a liquid secondary market, a trader may elect to close out its position by taking an opposite position on the exchange on which the trader obtained the position. This operates to terminate the position and fix the trader’s profit or loss.

U.S. contract markets, as well as brokers and market participants, are subject to regulation by the Commodity Futures Trading Commission. Futures markets outside the United States are generally subject to regulation by comparable regulatory authorities. However, the structure and nature of trading on non-U.S. exchanges may differ from the foregoing description. From its inception to the present, the Lehman Brothers Commodity Index has been comprised exclusively of futures contracts traded on regulated exchanges.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain United States federal income tax consequences of the purchase, ownership, and disposition of the Notes as of the date of this pricing supplement. If any information in the accompanying base prospectus or MTN prospectus supplement is inconsistent with this pricing supplement, you should rely on the information in this pricing supplement.

Except where noted, this summary deals only with a Note held as a capital asset by a United States holder (as defined below) who purchases the Note on original issue at its initial offering price and it does not deal with special situations. For example, except where noted, this summary does not address:

—

tax consequences to holders of Notes who may be subject to special tax treatment, such as dealers in securities or currencies, traders in securities that elect to use the mark-to-market method of accounting for their securities, financial institutions, regulated investment companies, real estate investment trusts, pass-through entities, tax-exempt entities or insurance companies;

—	tax consequences to persons holding Notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle;

—	tax consequences to holders of Notes whose “functional currency” is not the U.S. dollar;

—	alternative minimum tax consequences, if any; or

—	any state, local or foreign tax consequences.

If a partnership holds our Notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our Notes, you should consult your tax advisors.

The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date of this pricing supplement. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those discussed below.

Certain aspects of the United States federal income tax treatment of securities such as the Notes are not clear. If you are considering the purchase of Notes, you should consult your own tax advisors concerning the United States federal income tax consequences of investing in the Notes in light of your particular situation and any consequences arising under the laws of any other taxing jurisdiction.

United States holders

The following discussion is a summary of certain United States federal income tax consequences that will apply to you if you are a United States holder of Notes.

For purposes of this discussion, a United States holder is a beneficial owner of a Note that is for United States federal income tax purposes:

—	an individual citizen or resident of the United States;

—

a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any State thereof, or the District of Columbia;

—	an estate the income of which is subject to United States federal income taxation regardless of its source; or

—

a trust if (1) it is subject to the primary supervision of a court within the United States and one or more United States persons has the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

A non-United States holder is a beneficial owner (other than a partnership) of Notes that is not a United States holder.

General

No statutory, judicial or administrative authority directly addresses the characterization of the Notes or instruments similar to the Notes for United States federal income tax purposes. As a result, significant aspects of the United States federal income tax consequences of an investment in the Notes are not certain. No ruling is being requested from the Internal Revenue Service with respect to the Notes and no assurance can be given that the Internal Revenue Service will agree with the treatment described herein. Lehman Brothers Holdings Inc. intends to treat, and by purchasing a Note, for all tax purposes, you agree to treat, a Note as a cash-settled financial contract, rather than as a debt instrument. If you take a contrary position, you may be required to disclose such contrary position on a statement attached to your timely filed United States federal income tax return for the taxable year in which a Note is acquired. You should consult your own tax advisor concerning alternative characterizations. Except where noted, the remainder of this discussion assumes that this treatment is correct, although no assurance is given in this regard.

Sale, exchange or other disposition, or cash settlement upon maturity

Upon the receipt of cash on the maturity date of the Notes, you will recognize gain or loss. The amount of that gain or loss will be the extent to which the amount of the cash received differs from your tax basis in the Note. Your tax basis in a Note generally will equal the amount you paid to acquire the Note. It is uncertain whether any such gain or loss would be treated as ordinary income or loss or capital gain or loss. Absent a future clarification in current law (by an administrative determination, judicial ruling or otherwise), where required, Lehman Brothers Holdings Inc. intends to report any such gain or loss to the Internal Revenue Service in a manner consistent with the treatment of that gain or loss as capital gain or loss. If that gain or loss is treated as capital gain or loss, then any such gain or loss will generally be long-term capital gain or loss if you have held the Note for more than one year as of the maturity date. If you are an individual, long-term capital gains will be subject to reduced rates of taxation. The deductibility of capital losses is subject to certain limitations.

Upon a sale, exchange or other disposition (including an early redemption) of a Note prior to the maturity date, you will recognize gain or loss in an amount equal to the difference between the amount of cash received and your tax basis in the Note. Any such gain or loss will be treated as capital gain or loss. If you have held the Note for more than one year as of the date of such sale, exchange or other disposition (including an early redemption), any such capital gain or loss will generally be long-term capital gain or loss. If you are an individual, long-term capital gains will be subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Alternative characterizations

There can be no assurance that the Internal Revenue Service will agree with the foregoing treatment of the Notes, and it is possible that the Internal Revenue Service could assert another treatment and a court could agree with such assertion. For instance, it is possible that the Internal Revenue Service could seek to treat the Notes as debt, in particular because the Notes in form are debt instruments. For example, the Internal Revenue Service could seek to apply the regulations governing contingent payment debt obligations. Those regulations would require you to accrue interest income at a market rate, and generally would characterize gain and, to some extent, loss as ordinary rather than capital. The Internal Revenue Service could also assert other characterizations that could affect the timing, amount and character of income or deductions.

Recent tax law developments

On December 7, 2007, the Internal Revenue Service released a Notice indicating that the Internal Revenue Service and the Treasury Department are considering and seeking comments as to whether holders of instruments similar to the Notes should be required to accrue income on a current basis over the term of the Notes, regardless of whether any payments are made prior to maturity. In addition, the Notice provides that the Internal Revenue Service and the Treasury Department are considering related issues, including, among other things, whether gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax, whether the tax treatment of such instruments should vary depending upon the nature of the underlying asset, and whether such instruments should be subject to the special “constructive ownership rules” contained in Section 1260 of the Code. It is not possible to predict what changes, if any, will be adopted, or when they will take effect. Any such changes could affect the amount, timing and character of income, gain or loss in respect of the Notes, possibly with retroactive effect. Holders are urged to consult their tax advisors concerning the impact of the Notice on their investment in the Notes. Subject to future developments with respect to the foregoing, Lehman Brothers Holdings Inc. intends to continue to treat the Notes for United States federal income tax purposes in accordance with the treatment described herein.

Non-United States holders

The following discussion is a summary of certain United States federal tax consequences that will apply to you if you are a non-United States holder of Notes.

Special rules may apply to you if you are a controlled foreign corporation, passive foreign investment company, a corporation that accumulates earnings to avoid United States federal income tax, or an individual who is a United States expatriate and therefore subject to special treatment under the Code. Also, as discussed above, alternative characterizations of a Note for United States federal income tax purposes are possible, which could result in the imposition of United States federal income or withholding tax on the sale, exchange or other disposition (including an early redemption) of the Notes or on payments received with respect to the Notes on the maturity date. You should consult your own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to you.

United States federal withholding tax

Based on the treatment of the Notes as cash-settled financial contracts, you should not be subject to United States federal withholding tax on payments upon any sale, exchange or other disposition (including an early redemption) of the Notes or on payments received on the maturity date in respect of the Notes.

United States federal income tax

Based on the treatment of the Notes as cash-settled financial contracts, any gain realized upon the sale, exchange or other disposition (including an early redemption) of the Notes or on payments received on the maturity date in respect of a Note generally will not be subject to United States federal income tax unless (1) the gain is effectively connected with a trade or business in the United States of a non-United States holder, or (2) in the case of a non-United States holder who is an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale, exchange or other disposition (including an early redemption) or in which the maturity date occurs, and certain other conditions are met.

United States federal estate tax

If you are an individual non-United States holder of Notes, Notes held by you at the time of death may be included in your gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information reporting and backup withholding

If you are a United States holder of Notes, information reporting requirements will generally apply to all payments received by you or upon the sale, exchange or other disposition (including an early redemption) of a Note, unless you are an exempt recipient such as a corporation. Backup withholding tax will apply to those payments if you fail to provide a taxpayer identification number, a certification of exempt status, or if you fail to comply with applicable certification requirements.

If you are a non-United States holder of Notes, Lehman Brothers Holdings Inc. generally must report annually to the Internal Revenue Service and to you the amount of all payments paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty. In general, you will not be subject to backup withholding with respect to payments Lehman Brothers Holdings Inc. makes to you provided that Lehman Brothers Holdings Inc. does not have actual knowledge or reason to know that you are a United States holder and you provide your name and address on an Internal Revenue Service Form W-8BEN and certify, under penalties of perjury, that you are not a United States holder. Alternative documentation may be applicable in some situations. Special certification rules apply to holders that are pass-through entities. In addition, you will be subject to information reporting and, depending on the circumstances, backup withholding regarding the proceeds of the sale of a Note made within the United States or conducted through United States-related financial intermediaries, unless the payor receives the statement described above and does not have actual knowledge or reason to know that you are a United States holder, or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We intend to sell a portion of the Notes on the inception date at 100% of their stated principal amount. The remainder of the Notes will be offered and sold from time to time at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices.

In connection with this offering, Lehman Brothers Inc. will sell the Notes to dealers as principal, and such dealers may then resell Notes to the public at varying prices that the dealers will determine at the time of resale. In addition, such dealers may make a market in the Notes, although none of them are obligated to do so and any of them may stop doing so at any time without notice. This prospectus (including this pricing supplement and the accompanying base prospectus and MTN prospectus supplement) may be used by such dealers in connection with market-making transactions. In these transactions, dealers may resell a Note covered by this prospectus that they acquire from other holders after the original offering and sale of the Notes, or they may sell a Note covered by this prospectus in short sale transactions. This prospectus will be deemed to cover any short sales of Notes by market participants who cover their short positions with Notes borrowed or acquired from us or our affiliates in the manner described above.

With respect to each Note sold, Lehman Brothers Inc. will be entitled to receive as underwriting compensation a fee equal to a portion of the annual investor fee (as described under “Description of Notes—Payment at Maturity” and “Description of Notes—Payment Upon Early Redemption”), provided that aggregate underwriting compensation will not exceed a total of 8% of proceeds. Lehman Brothers Inc. may pay selling concessions to other dealers on an annual basis (the amount of which concessions may depend on the length of time investors hold the Notes) or on an annualized basis (reflecting payment of a concession amount determined at the time of sale).

We have, or our affiliate has, entered into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and Lehman Brothers Inc. and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

No action has been or will be taken by us, Lehman Brothers Inc. or any dealer that would permit a public offering of the Notes or possession or distribution of this pricing supplement or the accompanying base prospectus or MTN prospectus supplement, other than in the United States. No offers, sales or deliveries of the Notes, or distribution of this pricing supplement or the accompanying base prospectus or MTN prospectus supplement or any other offering material relating to the Notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the agents or any dealer.

Each agent has represented and agreed, and each dealer through which we may offer the Notes has represented and agreed, or will represent and agree, that it, to the best of its knowledge after due inquiry, (1) will comply with all applicable laws and regulations in force in any jurisdiction in which it offers or sells the Notes or possesses or distributes this pricing supplement and the accompanying base prospectus or MTN prospectus supplement and (2) will obtain any consent, approval or permission required by it for the offer or sale by it of the Notes under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes such offers or sales. We shall not have responsibility for any agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

The initial settlement date for the Notes will be the third business day following the inception date (which is referred to as a “T+3” settlement cycle).

BENEFIT PLAN INVESTOR CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”) should consider the fiduciary standards of ERISA in the context of the ERISA Plans’ particular circumstances before authorizing an investment in the Notes. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans, as well as individual retirement accounts, Keogh plans and other arrangements subject to Section 4975 of the Code (together with ERISA Plans, “Plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (“Parties in Interest”) with respect to such Plans. As a result of our business, we are a Party in Interest with respect to many Plans. Where we are a Party in Interest with respect to a Plan (either directly or by reason of ownership of our subsidiaries), the purchase and holding of the Notes by or on behalf of the Plan would be a prohibited transaction under Section 406(a)(1) of ERISA and Section 4975(c)(1) of the Code, unless exemptive relief were available under an applicable class, statutory or administrative exemption (as described below) or there was some other basis on which the transaction was not prohibited.

Accordingly, the Notes may not be purchased or held by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under Prohibited Transaction Class Exemption (“PTCE”) 96-23, 95-60, 91-38, 90-1 or 84-14 issued by the U.S. Department of Labor or there is some other basis on which the purchase and holding of the Notes is not prohibited, such as the exemption for certain transactions involving non-fiduciary service providers under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code (the “Service Provider Exemption”). Each purchaser or holder of the Notes or any interest therein, and each person making the decision to purchase or hold the Notes on behalf of any such purchaser or holder will be deemed to have represented and warranted in both its individual capacity and its representative capacity (if any), that on each day from the date on which the purchaser acquires its interest in the note to the date on which the purchaser disposes of its interest in the note, that such purchaser, by its purchase or holding of the Notes or any interest therein that (a) its purchase and holding of the Notes is not made on behalf of or with “plan assets” of any Plan or Plan Asset Entity or (b) its purchase and holding of the Notes will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code and neither Lehman Brothers Holdings Inc. nor any of its affiliates is acting as a fiduciary (within the meaning of Section 3(21)) of ERISA in connection with the purchase or holding of the Notes and has not provided any advice that has formed or may form a primary basis for any investment decision concerning the purchase or holding of the Notes.

Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or documents (“Similar Laws”). Each purchaser or holder of the Notes or any interest therein, and each person making the decision to purchase or hold the Notes on behalf of any such purchaser or holder, by its purchase or holding of the Notes or any interest therein, will be deemed to have represented and warranted in both its individual capacity and its representative capacity (if any), on each day from the date on which such purchaser, holder or person acquires its interest in the Notes to the date on which such purchaser, holder or person disposes of its interest in the Notes, that (a)(i) its purchase and holding of the Notes is not made on behalf of or with “plan assets” of any Plan or Plan Asset Entity or (ii) it is a Plan or Plan Asset Entity and its purchase and holding of the Notes will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code and (b) neither Lehman Brothers Holdings Inc. nor any of its affiliates is acting as a fiduciary (within the meaning of Section 3(21)) of ERISA in connection with the purchase or holding of the Notes or has provided any advice that has formed or may form a primary basis for any investment decision concerning the purchase or holding of the Notes.

Due to the complexity of the applicable rules, it is particularly important that fiduciaries or other persons considering purchasing the Notes on behalf of or with “plan assets” of any plan consult with their counsel regarding the relevant provisions of ERISA, the Code or any Similar Laws and the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14, the Service Provider Exemption, or some other basis on which the acquisition and holding is not prohibited.

Each purchaser and holder of the Notes has exclusive responsibility for ensuring that its purchase and holding of the Notes does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Laws. The sale of any Notes to any plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

ANNEX A

2008 LBCI Contract Calendar

Current Active Contract / Next Active Contract by LBCI Reporting Month
				Jan	Feb	Mar	Apr	May	June	July	Aug	Sep	Oct	Nov	Dec	Excluded Contracts
Commodity	Contract	Exchange	Ticker	(F)	(G)	(H)	(J)	(K)	(M)	(N)	(Q)	(U)	(V)	(X)	(Z)
Crude Oil	West Texas Intermediate	NYMEX	CL	G/H	H/J	J/K	K/M	M/N	N/Q	Q/U	U/V	V/X	X/Z	Z/F	F/G

Heating Oil	Heating Oil	NYMEX	HO	G/H	H/J	J/K	K/M	M/N	N/Q	Q/U	U/V	V/X	X/Z	Z/F	F/G

Natural Gas	Henry Hub	NYMEX	NG	G/H	H/J	J/K	K/M	M/N	N/Q	Q/U	U/V	V/X	X/Z	Z/F	F/G

Unleaded Gas	NYH RBOB	NYMEX	XB	G/H	H/J	J/K	K/M	M/N	N/Q	Q/U	U/V	V/X	X/Z	Z/F	F/G

Aluminum	High Grade Aluminum	LME	LA	G/H	H/J	J/K	K/M	M/N	N/Q	Q/U	U/V	V/X	X/Z	Z/F	F/G

Copper	Copper	LME	LP	G/H	H/J	J/K	K/M	M/N	N/Q	Q/U	U/V	V/X	X/Z	Z/F	F/G

Nickel	Primary Nickel	LME	LN	G/H	H/J	J/K	K/M	M/N	N/Q	Q/U	U/V	V/X	X/Z	Z/F	F/G

Zinc	High Grade Zinc	LME	LX	G/H	H/J	J/K	K/M	M/N	N/Q	Q/U	U/V	V/X	X/Z	Z/F	F/G

Gold	Gold (New York)	COMEX	GC	G/J	J	J/M	M	M/Q	Q	Q/Z	Z	Z	Z	Z/G	G	V

Silver	Silver (New York)	COMEX	SI	H	H/K	K	K/N	N	N/U	U	U/Z	Z	Z	Z/H	H	F

Lean Hogs	Lean Hogs	CME Group	LH	G/J	J	J/M	M	M/N	N/Q	Q/V	V	V/Z	Z	Z/G	G	K

Live Cattle	Live Cattle	CME Group	LC	G/J	J	J/M	M	M/Q	Q	Q/V	V	V/Z	Z	Z/G	G	K, N

Corn	Corn	CME Group	C	H	H/K	K	K/N	N	N/U	U	U/Z	Z	Z	Z/H	H

Soybean	Soybean	CME Group	S	H	H/K	K	K/N	N	N/X	X	X	X	X/F	F	F/H	Q, U

Soybean Meal	Soybean Meal	CME Group	SM	H	H/K	K	K/N	N	N/Z	Z	Z	Z	Z/F	F	F/H	V, Q

Soybean Oil	Soybean Oil	CME Group	BO	H	H/K	K	K/N	N	N/Z	Z	Z	Z	Z/F	F	F/H	V, Q

Wheat	Wheat (Chicago)	CME Group	W	H	H/K	K	K/N	N	N/U	U	U/Z	Z	Z	Z/H	H

Coffee	Coffee ‘C’	ICE	KC	H	H/K	K	K/N	N	N/U	U	U/Z	Z	Z	Z/H	H

Cotton	Cotton No. 2	ICE	CT	H	H/K	K	K/N	N	N/Z	Z	Z	Z	Z	Z/H	H	V

Sugar	Sugar No. 11	ICE	SB	H	H/K	K	K/N	N	N/V	V	V	V/H	H	H	H

Source: Lehman Brothers, 2008

Notes:

—

Each month that a commodity has two letters listed will have the prompt contract rolled to the prompt + 1 contract for that commodity. Using Crude Oil as an example, the prompt contract at the start of the January is the G (February) contract and the prompt + 1 contract is the H (March) contract. From the fifth through the ninth LBCI Business Day, 20% of the G contract will be rolled daily into the H contract.

—

If a commodity only has one letter listed for an LBCI Reporting Month, there will be no contract roll that month. For example, during February, the prompt gold contract is the J (April) contract. It will not be rolled during the month.

Prior to July 1, 2006, the active Unleaded Gas Contract was the RFG (Ticker: HU) contract. As of July 1, 2006, the active contract is the RBOB (Ticker: XB)

A-1

ANNEX B

NOTICE OF EARLY REDEMPTION

To: [•]

Subject: Opta Exchange-Traded Notes due February 25, 2038, Notice of Early Redemption, CUSIP No. 52522L749

[BODY OF CORRESPONDENCE]

Name of holder: [ ]

Number of Notes to be redeemed: [ ]

Desired Valuation Date: [•], [ ], 20[ ]

(You may only specify a trading day from February 21, 2008 to February 21, 2038, inclusive, as your desired valuation date).

Contact Name: [ ]

Telephone #: [ ]

Acknowledgement: I acknowledge that the Notes specified above will not be redeemed unless all of the requirements specified in the pricing supplement relating to the Notes are satisfied. I acknowledge that if the valuation date that I specified above is not a trading day, the applicable valuation date will be the next succeeding trading day.

B-1

ANNEX C

CONFIRMATION OF EARLY REDEMPTION

<<SAMPLE>>

Dated:

Lehman Brothers Holdings Inc.

Lehman Brothers Inc., as Note calculation agent

Fax: 646-834-0526

Dear Sirs:

The undersigned holder of Lehman Brothers Holdings Inc.’s $250,000,000 Medium-Term Notes, Series I, Opta Exchange-Traded Notes due February 25, 2038, CUSIP No. 52522L749 (the “Notes”) hereby irrevocably elects to exercise, on the early redemption date of                     , with respect to the number of Notes indicated below, as of the date hereof, the right to require Lehman Brothers Holdings Inc. to redeem the Notes, as described in the prospectus relating to the Notes (the “Prospectus”). Terms not defined herein have the meanings given to such terms in the Prospectus.

The valuation date with respect to such early redemption is scheduled to be                     , the first trading day on or after the date specified by you in the notice of early redemption. The early redemption date is scheduled to be                     , the third business day following the valuation date. Both the valuation date and the early redemption date will be subject to postponement and adjustment as described under “Description of Notes—Valuation Dates” in the prospectus.

The undersigned certifies to you that it will (1) instruct its DTC custodian with respect to the Notes (specified below) to book a delivery vs. payment trade on the valuation date (which may be subject to postponement or adjustment at the discretion of Lehman Brothers Inc.)with respect to the number of Notes specified below at a price per Note equal to the applicable early redemption value, facing Lehman Brothers DTC 074 and (2) cause the DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the early redemption date.

Very truly yours,

[NAME OF HOLDER]

_________________________

Name:

Title:

Telephone:

Fax:

E-mail:

Number of Notes surrendered for early redemption:

C-1

DTC # (and any relevant sub-account):

Contact Name:

Telephone:

(You must present for early redemption at least 50,000 Notes at one time in order to exercise your right to require us to redeem your Notes on any early redemption date.)

C-2

U.S.$250,000,000

LEHMAN BROTHERS HOLDINGS INC.

Medium-Term Notes, Series I

Opta Exchange-Traded Notes

due February 25, 2038

Linked to the Lehman Brothers Commodity Index Pure Beta Agriculture Total Return

PRICING SUPPLEMENT

FEBRUARY 20, 2008

(INCLUDING MTN PROSPECTUS SUPPLEMENT

DATED MAY 30, 2006 AND

PROSPECTUS

DATED MAY 30, 2006)